Exhibit 10.1

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

of

VIM HOLDINGS LLC

Dated as of July 25, 2022

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED BY THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THIS AGREEMENT.

- i -

(continued)

- ii -

(continued)

- iii -

(continued)

- iv -

(continued)

Schedules

Schedule A	Members
Schedule B	Capital Contributions, Class A Units and Class B Units
Schedule C	Class B Underlying Assets
Schedule D	Fair Market Value Determination and Dispute Resolution Procedure
Schedule E	Inter-Affiliate Allocations
Schedule F	Restricted Competitors
Schedule G	Officers

- v -

AMENDED AND RESTATED
LIMITED LIABILTY COMPANY AGREEMENT

OF

VIM HOLDINGS LLC
This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of VIM Holdings LLC, a Delaware limited liability company (the “Company”), dated as of July 25, 2022, is entered into in accordance with the Delaware Limited Liability Company Act (the “Act”) by and among the Company and those Persons listed on Schedule A, as it may be amended from time to time in accordance with the terms and conditions set forth herein, admitted to the Company as Members in accordance with this Agreement (each, a “Member” and collectively the “Members”).
WITNESSETH:
WHEREAS, effective as of June 10, 2022, PFP Holdings, Inc., a Delaware corporation (the “Allianz Member”) entered into the Limited Liability Company Agreement (the “Existing Agreement”) of the Company;
WHEREAS, on June 13, 2022, Voya Financial, Inc., a Delaware corporation (“Voya”), the Company, Voya Investment Management LLC, a Delaware limited liability company (“Voya IM”), Allianz SE, a stock corporation organized and existing under the laws of the European Union and the Federal Republic of Germany, and Allianz Global Investors U.S. LLC, a Delaware limited liability company (“Allianz”), entered into that certain Combination Agreement (the “Combination Agreement”), pursuant to which, on the date hereof, among other things, (i) Voya contributed all of the issued and outstanding equity interests in Voya IM to the Company (including, indirectly, the Class B Underlying Assets held by Voya IM), as a result of which Voya IM became a wholly owned Subsidiary of the Company and (ii) Allianz contributed the Transferred Assets (as defined in the Combination Agreement) to Voya IM; and
WHEREAS, pursuant to the Combination Agreement, and substantially concurrently with and conditioned on the closing (the “Closing”) of the transactions contemplated by the Combination Agreement, the Company and the Members wish to amend and restate the Existing Agreement in its entirety in order to, among other things, (i) admit Voya Holdings Inc., a Connecticut corporation (the “Voya Member”), as a Member, (ii) provide for the management of the Company and (iii) set forth the respective rights and obligations of the Members generally.
NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and between the parties hereto as follows:
Article I

DEFINITIONS
Section 1.01.Certain Definitions. As used in this Agreement, the following terms have the following meanings:
“Accredited Investors” means an “accredited investor” within the meaning of Regulation D of the Securities Act.

“Adjusted Deficit Capital Account” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year or other period, after giving effect to the following adjustments:
(a) Credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(b) Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Deficit Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Act” has the meaning set forth in the recitals.
“Advance Amount” has the meaning set forth in Section 4.04.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person.
“Agreement” has the meaning set forth in the preamble.
“Allianz” has the meaning set forth in the recitals.
“Allianz Group” means, collectively, the Allianz Member and its Permitted Transferees who hold Company Units.
“Allianz Member” has the meaning set forth in the recitals.
“Arm’s-Length Basis” means a transaction between two Persons that is carried out on terms no less favorable than the terms on which the transaction would be carried out by parties that (i) are not Affiliates, (ii) are wholly independent of one another and (iii) bear no special duty or obligation to one another, with each acting independently as a willing buyer or a willing seller (or, if the contemplated transaction does not involve a purchase and sale, as willing counterparties), each acting in his, her or its own self-interest.
“Assumed Tax Rate” means, with respect to any Member, for the year in which the relevant income is allocated to such Member, the highest marginal effective rate of U.S. federal, state and local income tax (calculated by using the highest marginal blended U.S. federal, state and local income tax rate applicable for such period to a corporation conducting the business of the Company, taking into account, for U.S. federal income tax purposes, the deductibility of state and local taxes and any applicable limitations thereon), taking into account the character of income as well as any relevant taxes imposed at the entity level.
“Board” has the meaning set forth in Section 5.01(a).
“Business Day” means any day of the year on which national banking institutions in New York, New York and Munich, Germany are open to the public for conducting business and are not required or authorized by law to close.
“Call Closing” has the meaning set forth in Section 7.05(c)(i).

“Call Closing Date” has the meaning set forth in Section 7.05(c)(i).
“Call Exercise Notice” has the meaning set forth in Section 7.05(b).
“Call Exercise Period” has the meaning set forth in Section 7.05(b).
“Call Purchase Price” means the Fair Market Value of the Company Units held by the Allianz Member as of the date of the delivery of the Call Exercise Notice; provided, however, that the Call Purchase Price in connection with the exercise of the Call Right pursuant to clause (y) of Section 7.05(a) shall in no event be less, on a per-Class A Unit basis, than the highest per- Class A Unit purchase price offered in writing by the Allianz Member or its applicable Affiliate pursuant to a “Repurchase Proposal” in accordance with Annex A of the Combination Agreement.
“Call Right” has the meaning set forth in Section 7.05(a).
“Capital Contribution” means, with respect to any Company Unit, the amount of cash and the Fair Market Value of other property (net of liabilities secured by such property that the Company is considered to assume or take subject to under Section 752 of the Code) contributed or deemed contributed by a Member to the Company (or any predecessor thereof) in respect of such Company Unit.
“Certificate” has the meaning set forth in Section 2.01.
“Change of Control” means (i) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than any Permitted Transferee, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of the Managers, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions, or such holders’ Permitted Transferees, retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company, other than to any Permitted Transferee.
“Class A Member” means each Member who holds Class A Units, and any other Person admitted as an additional or substitute Member in accordance with the terms hereof and who holds Class A Units, in each case so long as such Person holds Class A Units. If a Class A Member also holds different classes of Company Units, then such Class A Member shall be treated as a Class A Member only with respect to its Class A Units.
“Class A Units” means Company Units that are designated as Class A Units.
“Class B Member” means each Member who holds Class B Units, and any other Person admitted as an additional or substitute Member in accordance with the terms hereof and who holds Class B Units, in each case so long as such Person holds Class B Units. If a Class B Member also holds different classes of Company Units, then such Class B Member shall be treated as a Class B Member only with respect to its Class B Units.
“Class B Units” means Company Units that are designated as Class B Units.

“Class B Underlying Assets” means the investment assets and property of Voya IM, including the liabilities relating thereto, set forth on Schedule C.
“Closing” has the meaning set forth in the recitals.
“Closing Date” means July 25, 2022.
“Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor law.
“Company” has the meaning set forth in the preamble.
“Company Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulations Section 1.704-2(d).
“Company Units” means a membership interest in the Company (including, without limitation, each of the Class A Units and Class B Units). Each Company Unit shall represent a membership interest with the rights, powers and preferences provided in this Agreement and in the Act.
“Combination Agreement” has the meaning set for in the recitals.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” has a correlative meaning.
“Core Distribution Agreement” has the meaning assigned to such term in the Combination Agreement.
“Corporate Opportunity” has the meaning set forth in Section 12.01.
“Cross Distribution Agreement” has the meaning assigned to such term in the Combination Agreement.
“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that (i) if the Gross Asset Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such year or other period and which difference is being eliminated by use of the “remedial method” as defined by Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year shall be the amount of book basis recovered for such Fiscal Year under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (ii) with respect to other assets the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.
“Designated Individual” shall mean the Person appointed under Section 8.05(a) to serve as the “designated individual” (within the meaning of Treasury Regulations Section 301.6223-1(b)(3)) of the Company for purposes of the Partnership Audit Rules.

“DGCL” has the meaning set forth in 1.01(g).
“Distributable Cash” shall mean cash or cash equivalents received by the Company or any of its Subsidiaries from any source other than cash dividends or distributions from, the proceeds of any sale of, or any earnings respect to any Class B Underlying Assets, minus the amount of cash that the Board determines in its reasonable discretion should be retained by Voya IM to maintain a normal level of working capital sufficient for the payment of Voya IM’s ordinary course debt servicing, operating expenses and other reserves that are reasonably required and customary for a business similar to Voya IM’s; provided that the Members’ preference for receiving distributions to the greatest extent possible will be given due consideration by the Board and the Company in any such determination. “Drag-Along Buyer” has the meaning set forth in Section 7.04(f).
“Drag-Along Transfer” has the meaning set forth in Section 7.04(a).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“Escrow Agent” has the meaning set forth in Section 7.04(f).
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.
“Existing Agreement” has the meaning set forth in the preamble.
“Fair Market Value” has the meaning set forth in Schedule D.
“Fiscal Year” has the meaning set forth in Section 8.02.
“Former Member” means a Member who transferred his, her or its Company Units to another Person or had his, her or its interest in the Company redeemed, and each Person who was a Member of the Company immediately prior to a liquidation of the Company. Each Person shall be a Former Member with respect to each partnership taxable year or years during which such Member owned a Company Unit.
“GAAP” means United States generally accepted accounting principles.
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:
(i) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be its fair market value as determined pursuant to the Combination Agreement;
(ii) the Gross Asset Value of each Company asset shall be adjusted to equal its gross fair market value, as determined by the Board, reasonably and in good faith, as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (D) the acquisition of a Company Unit as consideration for the provision of services to or for the benefit of the Company by a new or existing Member acting in the capacity of a current or anticipated Member; provided, however, that adjustments pursuant to clauses (A), (B) and (D) above shall be made only if the Board reasonably and in good faith determines that such adjustments are necessary or appropriate to reflect the relative Company Units of the Members in the Company;
(iii) the Gross Asset Value of any asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Board, reasonably and in good faith; and
(iv) the Gross Asset Value of each Company asset shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such asset pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), subparagraph (vi) of the definition of Profits and Losses hereof, and Section 8.02 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent the Board, reasonably and in good faith determines that an adjustment pursuant to subparagraph (ii), hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).
If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii), or (iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
“Indemnified Person” has the meaning set forth in Section 9.01(a).
“Information Member” has the meaning set forth in Section 8.04(a).
“Initial Capital Contribution” has the meaning set forth in Section 3.01(a).
“Initial Public Offering” or “IPO” means the first underwritten Public Offering.
“Investment Capital Assets” has the meaning set forth in Section 3.07(c).
“Investment Capital Notice” has the meaning set forth in Section 3.07(c).
“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time, and the rules and regulations promulgated thereunder.
“IPO Notice” has the meaning set forth in Section 13.01.
“IPO Restructuring” has the meaning set forth in Section 13.02.
“IRS” means the U.S. Internal Revenue Service.
“Manager” has the meaning set forth in Section 5.01(a).
“Marketable Securities” shall mean Securities that are (i) tradable on an established U.S. national or non-U.S. securities exchange, (ii) reported through NASDAQ or a comparable established non-U.S. over-the-counter trading system or (iii) otherwise traded over-the-counter or purchased and sold in transactions effected pursuant to Rule 144A under the Securities Act, in each case that are not subject to restrictions on transfer (taking into account only such Securities) under the Securities Act or other applicable securities laws or subject to contractual restrictions on transfer.

“Material Default” means any proposed Transfer in violation of Article VII or any action relating to bankruptcy or reorganization with respect to the Company.
“Member” has the meaning set forth in the preamble.
“Member Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).
“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).
“Member Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
“New Issuance” has the meaning set forth in Section 3.03(a).
“New Securities” has the meaning set forth in Section 3.04.
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).
“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).
“Non-U.S. Person” has the meaning set forth in Section 11.01(e).
“Partnership Audit Rules” shall mean Subchapter C of Chapter 63 of the Code and any subsequent amendment (and any Treasury Regulations or other guidance that may be promulgated in the future relating thereto) and, in each case, any provisions of state, local, and non-U.S. law governing the preparation and filing of tax returns, interactions with tax authorities, the conduct and resolution of examinations by tax authorities and payment of resulting tax liabilities.
“Partnership Representative” shall mean the Person designated pursuant to Section 8.05(a) to serve as the “partnership representative” (within the meaning of Treasury Regulations Section 301.6223-1(b)(3)) of the Company for purposes of the Partnership Audit Rules.
“Permitted Voya Transfer” means a Transfer, on no more than one occasion, by the Voya Member or its Permitted Transferees of a number of Company Units representing not more than ten percent (10%) of the aggregate number of Company Units outstanding as of the date of such Transfer.
“Permitted Transferee” means, with respect to a Transfer or proposed Transfer of Company Units, a wholly owned Subsidiary of the ultimate parent entity of the transferring Member.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or any other entity.
“Preemptive Rights Notice” has the meaning set forth in Section 3.03(a).

“Preemptive Rights Election Notice” has the meaning set forth in Section 3.03(a).
“Preemptive Rights Response Period” has the meaning set forth in Section 3.03(a).
“Proceeding” has the meaning set forth in Section 9.02(a).
“Profit” and “Loss” mean, for each Fiscal Year, an amount equal to the Company’s net taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, deduction, credit or any other item required to be stated separately pursuant to the Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:
(i) any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profit or Loss pursuant to this definition of Profit and Loss shall be added to such taxable income or loss;
(ii) any expenditures of the Company described in the Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profit or Loss pursuant to this definition of Profit and Loss shall be subtracted from such taxable income or loss;
(iii) in the event the Gross Asset Value of any Company asset is adjusted pursuant to Subparagraph (ii) or (iii) of the definition of Gross Asset Value hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profit or Loss;
(iv) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;
(v) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation hereof;
(vi) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member’s interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profit or Loss; and
(vii) notwithstanding any other provision of this definition of Profit and Loss, any items that are specially allocated pursuant to Section 4.09 (other than Section 4.09(a)) or Section 4.10 hereof shall not be taken into account in computing Profit or Loss. The amounts of the items of the Profits, Losses and any such other items available to be specially allocated pursuant to Section 4.09 and Section 4.10 hereof shall be determined by applying rules analogous to those set forth in Subparagraphs (i) through (vi) above.

“Pro Rata Portion” means, for purposes of Section 3.03 (with respect to preemptive rights), a number of Company Units or other securities equal to (i) the number of Company Units or other securities that the Company or its Subsidiary, as applicable, proposes to issue on the relevant issuance date, multiplied by (ii) a fraction, the numerator of which is the number of Class A Units held by the relevant Member immediately prior to such issuance date, and the denominator of which is the aggregate number of Class A Units held by all Class A Members immediately prior to such issuance date, and for purposes of Section 3.07(c) (with respect to amounts of Capital Contributions), an amount equal to (x) the aggregate amount of cash set forth in the applicable Investment Capital Notice, multiplied by (y), a fraction, the numerator of which is the number of Class A Units held by the relevant Member as of the date of such Investment Capital Notice, and the denominator of which is the aggregate number of Class A Units held by all Class A Members as of such date.
“Public Offering” means (i) any public offering and sale of equity securities of the Company, or any of its Subsidiaries, or their respective successors for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form other than in connection with a transaction described in clause (ii) of this definition) under the Securities Act or (ii) the consummation of a merger or other business combination of the Company, or any of its Subsidiaries, or their respective successors, with, or the acquisition of the Company or any of its Subsidiaries holding all or substantially all of the assets of the Company (or the capital stock of the Company or any parent or Subsidiary of the Company), by a publicly-traded special purpose acquisition company or its subsidiary following which the capital stock of the combined entity or its parent is listed on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or an affiliated national securities exchange in the United States of America of either of such stock exchanges.
“Public Sale” means any sale of equity securities of the Company (i) to the public pursuant to an offering registered under the Securities Act or (ii) to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 promulgated under the Securities Act (other than a sale by a non-Affiliate pursuant to Rule 144 prior to a Public Offering).
“Put Closing” has the meaning set forth in Section 7.05(f)(i).
“Put Closing Date” has the meaning set forth in Section 7.05(f)(i).
“Put Exercise Notice” has the meaning set forth in Section 7.05(e).
“Put Purchase Price” has the meaning set forth in Section 7.05(d).
“Put Right” has the meaning set forth in Section 7.05(d).
“Regulatory Allocations” has the meaning set forth in Section 4.10.
“Registering Entity” has the meaning set forth in Section 13.02.
“Regulatory Control” shall mean “control” of the Company or any of its registered investment advisor Subsidiaries for purposes of Section 2(a)(9) of the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.
“Response Notice” has the meaning set forth in Section 7.03(b).
“Response Period” has the meaning set forth in Section 7.03(b).
“Restricted Competitor” means the persons set forth on Schedule F.

“Restrictive Covenants” has the meaning set forth in Section 7.04(c).
“ROFO Initiator” has the meaning set forth in Section 7.02(a).
“ROFO Initiator Notice” has the meaning set forth in Section 7.02(a).
“ROFO Notice Period” has the meaning set forth in Section 7.02(b).
“ROFO Offer” has the meaning set forth in Section 7.02(b).
“ROFO Offer Review Period” has the meaning set forth in Section 7.02(b).
“ROFO Receiving Member” has the meaning set forth in Section 7.02(a).
“ROFO Termination Date” has the meaning set forth in Section 7.02(c).
“ROFO Transfer” has the meaning set forth in Section 7.02.
“ROFO Units” has the meaning set forth in Section 7.02(a).
“Sale of the Company” means any transaction or series of transactions pursuant to which an unaffiliated third party acquires, directly or indirectly, (i) equity securities of the Company representing at least a majority of the outstanding equity securities of the Company or possessing the voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance) to elect at least a majority of the Board (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s equity, security holder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of the assets of the Company and its Subsidiaries, determined on a consolidated basis; provided that neither an IPO nor a Change of Control of Voya shall constitute a Sale of the Company.
“Securities” shall mean shares of capital stock, partnership interests, limited liability company interests, warrants, options, bonds, notes, debentures and other equity and debt securities of whatever kind of any Person, whether readily marketable or not.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.
“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.
“Tag-Along Notice” has the meaning set forth in Section 7.03(b).
“Tag-Along Transfer” has the meaning set forth in Section 7.03(a).
“Tax Amount” has the meaning set forth in Section 4.05(b).
“Tax Distribution” has the meaning set forth in Section 4.05(a).
“Tax Withholding Rules” shall mean (i) Sections 1471 to 1474 of the Code and any other similar legislation, regulations or guidance enacted in any other jurisdiction which seeks to implement similar financial account information reporting and/or withholding tax regimes; (ii) the OECD Standard for Automatic Exchange of Financial Account Information in Tax Matters – the Common Reporting Standard and any associated guidance; (iii) any intergovernmental agreement, treaty, regulation, guidance, standard or other agreement entered into in order to comply with, facilitate, supplement or implement the legislation, regulations, guidance or standards described in sub-paragraphs (i) and (ii); (iv) Section 1446(f) of the Code and (v) any legislation, regulations or guidance that give effect to the foregoing.
“Termination Date” has the meaning set forth in Section 10.06(a).
“Transfer” means, with respect to any Company Unit, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such Company Unit or any interest therein, including by way of a merger, consolidation, share exchange, business combination, the grant of an option or other right, or otherwise, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law, in each case, other than a Sale of the Company.
“Transferred”, “Transferring”, “Transferor” and “Transferee” shall each have a correlative meaning to the term “Transfer.”
“Treasury Regulations” shall mean the regulations promulgated under the Code, as amended from time to time (including any successor regulations).
“True-Up Date” has the meaning assigned to such term in the Combination Agreement.
“Unfunded Amount” has the meaning set forth in Section 3.07(c).
“Voya IM” has the meaning set forth in the recitals.
“Voya Member” has the meaning set forth in the recitals.
Section 1.02.Other Interpretive Provisions.
(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)(1) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and (2) subsection, Section and Schedule references are to this Agreement, in the case of each of clauses (i) and (ii) unless otherwise specified.
(c)The term “including” is not limiting and means “including without limitation.”
(d)The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
(e)Any reference in this Agreement to Schedule A or Schedule B shall be deemed to be a reference to Schedule A or Schedule B, as applicable, of this Agreement as each such Schedule may be amended and is in effect from time to time.
(f)Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.
(g)Notwithstanding certain corporate similarities created under this Agreement with respect to the management of the Company, except as expressly provided in this

Agreement, (i) the Members and the Company, by using such corporate similarities, do not intend to incorporate any provisions of the General Corporation Law of the State of Delaware (the “DGCL”) or any other corporate law, rule or regulation into this Agreement, in each case, as amended or otherwise updated from time to time and intend that the management of the Company shall be governed by terms expressly set forth in this Agreement and (ii) the Company is subject to and governed by the provisions of the Act, and not any provisions of the DGCL or any other corporate law, rule or regulation
Article II

ORGANIZATIONAL MATTERS
Section 1.01.Formation. The Company was formed on June 10, 2022, by filing a certificate of formation (the “Certificate”) with the Delaware Secretary of State. The Members shall, when required, execute and file such amendments to or restatements of the Certificate, in such public offices in the State of Delaware or elsewhere, as the Members deem advisable to give effect to the provisions of this Agreement and the Certificate, and to preserve the status of the Company as a limited liability company.
Section 1.02.Agreement; Members.
(a)This Agreement is effective as of the date hereof.
(b)The Members hereby agree that during the term of the Company, the rights, duties and obligations of the Member with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Act.
(c)The name and mailing address of each Member shall be listed on Schedule A. The Company shall, and the Board or any officer of the Company is authorized to, amend Schedule A from time to time as necessary to ensure the accuracy of the information required to be included therein in accordance with the terms hereof.
Section 1.01.Name of the Company. The name of the Company is “VIM Holdings LLC”. The business of the Company may be conducted under such name or any other name permitted by the Act as the Board may determine from time to time.
Section 1.02.Place of Business. The Company shall have its principal office at 5780 Powers Ferry Road, NW, Suite 300, Atlanta, Georgia 30327 or such other place or places as the Board may deem appropriate, and may establish such other offices or places of business for the Company as the Board may deem appropriate.
Section 1.03.Registered Office and Registered Agent. The registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent for service of process of the Company at such address is The Corporation Trust Company.
Section 1.04.Liability of Members. Except as otherwise provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall have no obligation whatsoever for any such debt, obligation or liability of the Company solely by reason of being a Member. The failure of the Company to observe any formalities or requirements relating to the exercise of its power or management of its business or affairs under the Act or this Agreement shall not be grounds for imposing personal liability on the Members for any debts, obligations or liabilities of the Company.

Section 1.05.Purpose of the Company. The purpose of the Company shall be to conduct an investment management and advisory business and to conduct such other activities and to own such properties and assets as the Board shall approve from time to time, either directly or indirectly through one or more Subsidiaries or other entities in which the Company holds an equity interest.
Article III

CAPITAL CONTRIBUTIONS, COMPANY UNITS AND CAPITAL ACCOUNTS
Section 1.03.Initial Capital Contributions; Class A Units; and Class B Units.
(a)As of the date hereof, (i) each Class B Member made or was deemed to have made one or more Capital Contributions with respect to such Class B Member’s Class B Units, in an amount equal to the value of the Class B Underlying Assets in the amount set forth in Schedule B, and (ii) each Class A Member made or was deemed to have made, as applicable, a Capital Contribution with respect to such Class A Member’s Class A Units, in cash or other property, to the Company in the amount set forth in Schedule B (each Member’s “Initial Capital Contribution”). As promptly as practicable following the Closing and in any event within forty-five (45) days of the Closing, the Company shall propose and deliver to the Allianz Member such amendments as may be necessary to reflect (i) in the case of Schedule B, the value of the Initial Capital Contributions and the value of the Class B Underlying Assets as of the Closing Date using the same methodologies and basis for preparation that were used to prepare the Company Financial Information (as defined in the Combination Agreement), to the extent applicable, and for any information not included in the Company Financial Information (as defined in the Combination Agreement) or in line with Schedule D of this Agreement, using the same methodologies and basis for preparation that were used to prepare Schedule B attached herereto on the Closing Date and (ii) in the case of Schedule C, the information on Schedule C related to the Class B Underlying Assets as of the Closing, using the same methodologies and basis for preparation that was used to prepare Schedule C that were attached hereto on the Closing Date. In connection with the Allianz’ Member’s consideration of any such amendments, the Company shall, and shall cause its relevant independent accountants and Affiliates to, (A) provide the Allianz Member with reasonable supporting detail (including explanations and calculations) used to determine the amended figures proposed to be set forth on Schedule B and Schedule C and (B) cooperate and assist the Allianz Member and its representatives in their review of such proposed amendments. In the event that the Allianz Member disagrees that the amendments to be made to Schedule B and Schedule C have been prepared using the same methodologies and basis for preparation in accordance with the clause (i) and clause (ii) above, the Allianz Member shall deliver a written statement to the Company within thirty (30) days of the Company’s delivery of the proposed amendments describing each such disagreement thereto. If no such disagreements are raised by the Allianz Member within thirty (30) days of the Company’s delivery of the proposed amendments, the proposed amendments to Schedule B and Schedule C shall be effective. In the event that the Allianz Member notifies the Company of any such disagreement within such thirty (30) day period, the Allianz Member and the Company shall attempt to resolve in good faith any such disagreement within thirty (30) days after Company’s receipt of the Allianz Member’s notice of disagreement. If resolution of any such disagreement is not reached on or before the final day of such thirty (30) day period, then the Company and the Allianz Member shall promptly (and in any event no later than five (5) Business Days thereafter) submit the items in dispute to Ernst & Young LLP, or, if such firm declines to be retained to resolve the dispute, another nationally recognized, independent accounting firm reasonably acceptable to the Company and the Allianz Member (in either case, the “Accounting Firm”). The Accounting Firm will render a determination of the applicable dispute within thirty (30) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The terms of appointment and engagement of the

Accounting Firm shall be on customary terms and conditions, and any associated engagement fees shall be initially borne fifty percent (50%) by the Allianz Member and fifty percent (50%) by the Company. In resolving the disputed items, the Accounting Firm shall (i) be bound by the provisions of this Section 3.01(a), including that Schedule B and Schedule C be prepared using the same methodologies and basis for preparation in accordance with the clause (i) and clause (ii) above; (ii) not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either the Company or the Allianz Member; (iii) rely solely on the written submissions of the Company and the Allianz Member and shall not conduct an independent investigation and (iv) limit its decision to only such items as are in dispute and to only those adjustments in accordance with the clause (i) and clause (ii) above. Absent fraud or manifest error, such determination of the Accounting Firm shall be conclusive and binding upon the Company and the Members for all purposes hereunder upon which a judgment may be rendered by a court having proper jurisdiction against which such determination is sought to be enforced.
(b)No Class A Member shall be permitted to make any additional Capital Contributions to the Company except in accordance with this Agreement.
(c)The Company shall, and the Board and any officer of the Company is authorized to, amend Schedule A and Schedule B, from time to time, to reflect any additional Capital Contributions and issuances or transfers of Class A Units made in accordance with this Agreement.
Section 1.06.Company Unit Certificates. The Company Units shall be uncertificated; provided, however, that if the Board so determines, Company Units may be evidenced by certificates similar to customary stock certificates. If the Board determines to issue certificates, the Board shall prescribe the forms of certificates to be issued by the Company, including the forms of legends to be affixed thereto. Any such certificate shall be delivered by the Company to the applicable record owner of the Company Units represented by such certificate. Certificates need not bear a seal of the Company but shall be signed (by manual, facsimile, photographic, photostatic or similar reproduction of such signature in writing) by the chief executive officer, president, any vice president or any other Person authorized by the Board to sign such certificates on behalf of the Company who shall certify the Company Units represented by such certificate. Books and records reflecting the record ownership of the Company Units shall be kept by the Company. In the event any officer who shall have signed, or whose manual, facsimile, photographic, photostatic or similar reproduction of such signature or signatures shall have been placed upon, any such certificate or certificates shall have ceased to be such officer before such certificate is issued by the Company, such certificate may nevertheless be issued by the Company with the same effect as if such person were such officer at the date of issue. The Board may determine the conditions upon which a new certificate may be issued in place of a certificate which is alleged to have been lost, stolen or destroyed and may, in its discretion, require the Member requesting the issuance of a new certificate or its legal representative: (i) to indemnify the Company against any and all losses or claims that may arise by reason of the issuance of a new certificate in the place of the one so lost, stolen or destroyed; (ii) to give bond with sufficient surety to support such Member’s indemnification obligations under the immediately preceding clause (i); and (iii) to satisfy any other reasonable requirements imposed by the Board. Each certificate shall bear a legend on the reverse side thereof substantially in the following form in addition to any other legend determined by the Board or as required by law:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE

SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY MAY BE REQUESTED BY THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT).
THIS SECURITY MAY BE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OTHER TERMS AND CONDITIONS SET FORTH IN THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, DATED AS OF JULY 25, 2022 (AS MAY BE AMENDED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.
Section 1.07.Preemptive Rights.
(d)At any time following the date hereof until consummation of the IPO, if the Company or any of its Subsidiaries proposes to issue additional Company Units or other equity securities (a “New Issuance”, it being understood that, for purposes of this Section 3.03, references to “Company Units” shall include any such other equity securities), including any warrants, options or other rights to acquire Company Units or such equity securities, or other equity securities or debt securities that are convertible into Company Units or such equity securities (with the exception of any issuance (i) in connection with any merger, acquisition or similar transaction; (ii) as consideration in a joint venture or any other strategic transaction; (iii) in connection with any Public Offering; (iv) in connection with any stock or Company Unit split, subdivision, conversion, exercise or dividend; (v) any debt issued to third-party banks, equipment lessors or other financial institutions pursuant to a debt financing transaction made on an Arm’s-Length Basis; (vi) any such securities issued or issuable under a management equity or incentive plan adopted by the Board; or (vii) in the case of an issuance by a Subsidiary, to the Company or a wholly owned Subsidiary of the Company; provided that, in the event the Company issues additional Company Units in reliance on any of the foregoing exceptions, each Class A Member’s Class A Units will be diluted pro rata in accordance with the Class A Units then held by each such Class A Member in respect of any such issuance), the Company shall, or shall cause its Subsidiary to, as the case may be, provide written notice to each Class A Member who is an Accredited Investor of such anticipated issuance no later than fifteen (15) days prior to the anticipated issuance date (such notice, the “Preemptive Rights Notice”). The Preemptive Rights Notice shall set forth the anticipated issuance date and the material terms and conditions of the New Issuance, including the proposed purchase price for any new Company Units as determined by the Company (which, in the case of a New Issuance solely to any existing Member or Members shall be equal to the Fair Market Value of such new Company Units, and in all other cases, which purchase price shall be determined by the Board) and the aggregate amount of Company Units proposed to be issued. Each Class A Member who is an Accredited Investor shall have the right to purchase up to its Pro Rata Portion of such new Company Units (which in the case of a New Issuance by a Subsidiary of the Company will be determined by the Board on a “look-through” basis) at the price and on the terms and conditions specified in the Preemptive Rights Notice by delivering an irrevocable written notice (a “Preemptive Rights Election Notice”) to the Company no later than three (3) Business Days before the anticipated issuance date (the “Preemptive Rights Response Period”), setting forth the number of such new Company Units for which such right is exercised. Such notice shall also include the maximum number of new Company Units the Class A Member would be willing to purchase in the event any other Class A Member elects to purchase less than its Pro Rata Portion of such Company Units. If any Class A Member elects not to purchase its full Pro Rata Portion of such new Company Units, the Company or its Subsidiary, as the case may be, shall allocate any remaining amount among those Class A Members (pro rata in accordance with the Class A Units then held by each such Class A Member) who have indicated in their notice to the Company or its Subsidiary, as the case may be, a desire to purchase new Company Units in excess of their respective Pro Rata Portions (it being understood that if Class A Members elect to purchase more new Company Units than remain available for sale, such allocation shall be made pro rata in accordance with the Class A Units then held by each such Class A Member); provided that no Class A Member shall be required to purchase more Company Units than the maximum number set forth in such Class A Member’s irrevocable written notice. In the event a Class A Member fails to deliver a valid Preemptive Rights Election Notice to the Company prior to the expiration of the Preemptive Rights Response Period such Class A Member shall cease to have any rights under this Section 3.03 with respect to such New Issuance. The Company shall, and the Board and any officer of the Company is authorized to, amend Schedule A and Schedule B as necessary to reflect the purchase by any Class A Member of Company Units in accordance with the terms of this Section 3.03(a).
(e)In the event the Class A Members have preemptive rights with respect to a New Issuance and the Class A Members do not purchase all such new Company Units in accordance with the procedures set forth in Section 3.03(a), the Company shall have ninety (90) days (provided that, if the Company signs a definitive agreement to sell such Company Units or other securities that would constitute a New Issuance within such time period, such period shall be extended by the period of time reasonably necessary to obtain any necessary regulatory or other third party approval of such sale) after the anticipated issuance date specified in the Preemptive Rights Notice to sell to other Persons (including any Class A Member) the remaining new Company Units or other securities that would constitute a New Issuance at the price and on the terms and conditions specified in the Preemptive Rights Notice. If the Company, or such Subsidiary, as the case may be, fails to sell such Company Units or other securities that would constitute a New Issuance within ninety (90) days (provided that, if the Company signs a definitive agreement to sell such Company Units or other securities that would constitute a New Issuance within such time period, such period shall be extended by the period of time necessary to obtain any necessary regulatory or other third party approval of such sale) of the anticipated issuance date provided in the Preemptive Rights Notice, the Company shall not thereafter issue or sell any Company Units or other securities that would constitute a New Issuance without first offering such Company Units or other securities that would constitute a New Issuance to the Class A Members in the manner provided in Section 3.03(a). The Company shall, and the Board and any officer of the Company is authorized to, amend Schedule A and Schedule B as necessary to reflect the purchase by any Person of Company Units in accordance with the terms of this Section 3.03(b).
(f)Any election not to, or inability of a Class A Member to, exercise its preemptive rights under this Section 3.03 in any one instance shall not affect its right (other than in respect of any reduction in its percentage holdings) as to any future issuances under this Section 3.03.
(g)Notwithstanding anything herein to the contrary, if the Board determines that compliance with this Section 3.03 would not be in the best interest of the Company, its Subsidiaries or the Members, then, in lieu of offering any Company Units or other securities that would constitute a New Issuance to the Class A Members that are Accredited Investors at the time such Company Units or other securities that would constitute a New Issuance are otherwise being issued or sold, the Company or the Subsidiary, as applicable, may issue or sell such securities to any Person and, following such issuance or sale, the Company or such Subsidiary, as applicable, shall comply with the provisions of this Section 3.03 by commencing the procedures contemplated by this Section 3.03 promptly, and in any event no later than ten (10) days, after any such issuance or sale of securities; provided that in lieu of the Company or such Subsidiary issuing additional Company Units or other securities, one or more Members may sell, free and clear of liens (other than liens arising under securities laws), the applicable portion of the Company Units or other securities purchased by such Member or Members to any such Class A Member. In such event, (x) for all purposes of this Section 3.03, the Pro Rata Portion of each Class A Member that is an Accredited Investor shall be determined taking into consideration the actual number of Company Units or other securities that would constitute a New Issuance sold and (y) to the extent that any Class A Member elects to exercise its preemptive rights in connection with the procedure set forth in this Section 3.03(d), the Company and each other Member shall take such actions as may reasonably be required, in the case of each of clause (x) and (y), so as to achieve the same economic effect as if such offer had been made prior to such sale.
(h)Notwithstanding anything herein to the contrary, none of the Allianz Member nor any of its Affiliates or Permitted Transferees shall be entitled to exercise any preemptive rights pursuant to this Section 3.03 if the purchase of the applicable Company Units or other securities would (i) cause the Allianz Group, taken as a whole, to be deemed to have Regulatory Control of the Company or (ii) be prohibited by any other law or order applicable to the Allianz Member or its applicable Affiliates or Permitted Transferees.
Section 1.04.Additional Classes of Company Units. The Company, by decision of the Board, may issue one or more additional classes of voting or non-voting Company Units in the Company, notes or other evidence of indebtedness or securities exercisable, convertible or exchangeable for Company Units (“New Securities”). The Board shall determine the terms and conditions applicable to such New Securities and, subject to compliance with Section 3.03, if applicable, in connection with the issuance of such New Securities and this Section 3.04 and notwithstanding anything in Section 12.04 to the contrary, shall be permitted to amend this Agreement (including the allocation and distribution provisions) to reflect the issuance of such New Securities in accordance with the terms of this Agreement. The Company shall, and the Board and any officer of the Company is authorized to, amend Schedule A, and/or Schedule B, as applicable, or to add or amend one or more additional schedules hereto, to reflect the issuance of such New Securities.
Section 1.05.Additional Members. Subject to Section 3.03, Section 3.04 and Article VII, the Board may admit one or more additional Members to the Company on such terms and conditions as the Board may determine. An additional Member admitted to the Company pursuant to this Section 3.05 shall (a) execute a counterpart to this Agreement and deliver such documents as may be necessary, in the reasonable opinion of the Board, to make such Person a party hereto and evidence the admission of such Person as a Member of the Company; and (b) if so required by the Board, make a Capital Contribution to the Company in an amount determined by the Board. The Company shall, and the Board and any officer of the Company is authorized to, amend Schedule A and/or Schedule B, as applicable, or to add or amend one or more additional schedules hereto, to reflect the admission of any additional Members.
Section 1.06.Voting Rights.
(i)Subject to the terms of any other class of Company Units the Company may issue pursuant to Section 3.04, and subject to Section 3.06(h), all Class A Members shall be entitled to one vote for each Class A Unit held.
(j)Meetings of Members may only be called by the Board or by holders of at least a majority of the outstanding Class A Units held by all Class A Members. A quorum for a meeting of Members shall require the presence, in person or by proxy, of Class A Members holding Class A Units representing a majority of the outstanding Class A Units held by all Class A Members. Except as required by the Act or this Agreement, any matter submitted to the Members for approval shall require the approval of a majority of the Class A Units held by all Class A Members. Meetings of Members may be held at any time at any location specified in the notice thereof in such place within or without the State of Delaware. Reasonable and sufficient notice of each meeting shall be given to each Class A Members. It shall be reasonable and sufficient notice to a Class A Members to send notice by first-class mail at least seven (7) days, or by overnight delivery, electronic mail, facsimile or hand delivery at least forty-eight (48) hours before the meeting addressed to such Class A Member at such Class A Member’s address shown on Schedule A. Notice of a meeting need not be given to any Member if a written waiver of notice, executed by such Member before or after the meeting, is filed with the records of the meeting, to any Member who attends the meeting without protesting prior thereto or at its commencement the lack of notice to such Member, to any holder of Company Units that is not a Class A Member or to any Member that is not entitled to vote at such meeting. The record date for any meeting of the holders of Company Units shall be the date of the notice, unless a later date is specified in such notice.
(k)The chairman of any meeting of Members shall be (i) the chairman of the Board, (ii) his or her designee or (iii) in the event the chairman of the Board is not present at such meeting and does not specify a designee, any other director approved by the Board. The chairman shall determine the order of business and procedure at the meeting, including the manner of voting and conduct of discussion. The chairman of the meeting or Class A Members holding Class A Units representing a majority of the Class A Units held by all Class A Members shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of holding of the adjourned meeting.
(l)Any action required or permitted to be taken at any meeting of Members may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the Class A Members holding not less than the minimum number of Class A Units that would be necessary to take such action at a meeting at which all Class A Members entitled to vote on the action were present and voted. Every written consent may be signed in any number of counterparts and shall bear the date of signature of each Class A Member who signs the consent. No written consent shall be effective to take the action that is the subject of the consent unless, within sixty (60) days after the date of the earliest dated consent delivered to the Company in the manner required by this Section 3.06(d), a consent or consents signed by the Class A Members holding not less than the minimum number of Class A Units that would be necessary to take the action that is the subject of the consent are delivered to the Company. An e-mail or similar transmission by a Class A Member, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a Class A Member, shall be regarded as signed by the Class A Member for purposes of this Section 3.06(d). Prompt notice of the taking of any action by Class A Members without a meeting by less than unanimous written consent shall be given to those Class A Members who did not consent in writing to the action; provided that no delay in delivery of such notice shall affect the effectiveness of such written consent.
(m)Unless a record date is set by the Board, the record date for determining Class A Members entitled to consent to any action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company.
(n)If any action by Class A Members is taken by written consent, any certificate or documents filed with the Secretary of State of the State of Delaware as a result of the taking of the action shall state, in lieu of any statement required by the Act concerning any vote of Class A Members, that written consent has been given in accordance with the provisions of the Act and that any written notice required by the Act has been given.
(o)Class A Members may participate in and hold a meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened
(p)Voting Cap.
(i)In no event will the Allianz Member, together with any of its Permitted Transferees who hold Class A Units, be entitled to greater than 4.9% of the aggregate voting rights with respect to all outstanding Class A Units; provided, further, that upon the Transfer of any Class A Units by the Allianz Member to a third party that is not an Affiliate of the Allianz Member, such transferee shall be entitled to one vote for each Transferred Class A Unit.
(ii)If at any time the Allianz Group holds or reasonably anticipates that absent the operation of this Section 3.06(h) it will hold Company Units representing (on an as converted basis) more than the lesser of (i) 4.9% of any class of voting securities of the Company and (ii) a number of voting securities of the Company that would result in the Allianz Group, taken as a whole, being deemed to have Regulatory Control of the Company, then any Company Units so held (on an as converted basis) in excess of 4.9% (or if lower, the maximum percentage that would not result in the Allianz Group, taken as a whole, being deemed to have Regulatory Control of the Company) shall have no voting power, to the extent necessary to avoid Regulatory Control and solely for so long as such reduction of voting power is necessary to avoid Regulatory Control. Each of the Allianz Member and the Company shall consult in good faith in advance of any actual or potential event that would result in the application of this Section 3.06(h). Such consultation shall include appropriate involvement of external counsel having relevant expertise and, if requested by the other party, consideration of reasonable proposals to avoid Regulatory Control through measures other than the application of this Section 3.06(h).
(iii)If the Allianz Member has ceased to be subject to the disqualification under Section 9 of the Investment Company Act that resulted from the Structured Products Resolution (as defined in the Combination Agreement), at the Allianz Member’s reasonable request, the Members and the Company shall discuss in good faith potential adjustments to the Allianz Member’s voting rights that would not reasonably be expected to have an adverse regulatory consequence for the Company or to result in the Allianz Group, taken as a whole, being deemed to have Regulatory Control of the Company (including the elimination of this Section 3.06(h)) and shall effect such adjustments to the extent mutually agreed.
Section 1.01.Capital Accounts; Additional Investment Capital.
(a)The Company shall maintain a separate capital account with respect to the Company Units owned by each Member, as applicable (each, a “Capital Account”), for each Member in accordance with the following provisions:
(i)Each Member’s Capital Account shall be increased by the amount of such Member’s Capital Contributions, any Profits allocated to such Member pursuant to Article IV, and the amount of any Company liabilities assumed by such Member or secured by any Company assets distributed to such Member.
(ii)Each Member’s Capital Account shall be decreased by the amount of cash and the gross fair market value of any other Company property distributed to such Member pursuant to any provision of this Agreement, any Losses allocated to such Member pursuant to Article IV (including the Member’s share of expenditures described in Treasury Regulations Section 1.704-1(b)(2)(iv)(i)) and the amount of any liabilities of such Member assumed by the Company or secured by any Member assets contributed by such Member.
(iii)Whenever the Company would be permitted to adjust any Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Company property, the Company may so adjust the Capital Accounts. In the event that the Capital Accounts are adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to reflect revaluations of Company property, (i) the Capital Accounts shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss, as computed for book purposes, with respect to such property.
(iv)The Members’ distributive shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and Gross Asset Value of such property in the same manner as under Section 704(c) of the Code.
(v)The amount of upward and/or downward adjustments to the Gross Asset Value of the Company property shall be treated as Profits or Losses for purposes of applying the allocation provisions of Article III. In the event that Section 704(c) of the Code applies to Company property, the Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain and loss, as computed for book purposes, with respect to such property.
(vi)In the event all or any portion of a Member’s Company Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of such Member to the extent such Capital Account relates to the Transferred Company Units.
(a)The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations issued under Section 704(b) of the Code and shall be interpreted and applied in a manner consistent with such Treasury Regulations. Subject to the last sentence of Section 4.14, the Board shall be authorized to make appropriate amendments to the allocations of items pursuant to this Section 3.07 if necessary or desirable in order to comply with Section 704 of the Code or applicable Treasury Regulations thereunder or otherwise as appropriate to reflect the economic entitlements herein.
(b)Investment Capital Contribution Requirements.
(vii)At any time as determined by the Board, the Company may deliver a written notice to each Class A Member (an “Investment Capital Notice”) requiring Class A Members to make a Capital Contribution to the Company in an amount equal to each Class A Member’s Pro Rata Portion of the aggregate amount of cash set forth in such Investment Capital Notice, the proceeds of which shall be used by the Company or its Subsidiaries as additional capital for seed investments in funds managed by the Company or its Subsidiaries, which usage (including the proposed date of deployment of such capital) shall be described with reasonable specificity in the Investment Capital Notice (any such investments, the “Investment Capital Assets”). In the event the Class A Members are required to or agree to make such a Capital Contribution, as applicable, each Class A Member shall do so by wire payment of immediately available funds, within twenty (20) Business Days of receipt of any Investment Capital Notice, in an amount equal to such Class A Member’s Pro Rata Portion of the aggregate amount of cash set forth in such Investment Capital Notice; provided, that (x) the Company may not require the Class A Members to make Capital Contributions to the Company in respect of seed investments in excess of $100,000,000 in the aggregate in any single calendar year, and (y) the Allianz Member shall not be required to make any Capital Contributions to the Company in respect of seed investments if, after giving effect to such Capital Contribution, the aggregate amount of the Allianz Member’s Capital Contributions in respect of seed investments (calculated net of any capital returned to the Allianz Member in respect of Capital Contributions in respect of seed investments) would exceed $100,000,000 in the aggregate. The Company shall, and the Board and any officer of the Company is authorized to, amend Schedule B to reflect the Fair Market Value of the amount of Capital Contributions by each Member made in respect of any Investment Capital Notice.
(viii)In the event that any Class A Member fails to make a required Capital Contribution pursuant to this Section 3.07(c) (the amount by which such required Capital Contribution is unfunded, the “Unfunded Amount”), each distribution to which such Member shall be entitled to pursuant to Section 4.01(a) following the date of such failure to timely fund shall be reduced by (and the Company shall retain) the amount of such Unfunded Amount plus an amount of interest on such Unfunded Amount (for the period commencing as of the date such Capital Contribution was required to be funded through the date such Unfunded Amount is fully funded or fully offset against any distribution to which such Class A Member is entitled to pursuant to Section 4.01(a)) at a rate per annum equal to the “prime rate” (as published by the Wall Street Journal or any successor thereto) plus five percent (5%). All Unfunded Amounts that are retained by the Company pursuant to this Section 3.07(c)(ii) shall increase the applicable Member’s Capital Account. All interest payments made with respect to any Unfunded Amounts shall promptly be distributed pro rata in accordance with the Class A Units then held by each such Class A Member to each other Member (other than the Member failing to fund such Unfunded Amounts) who has timely made all required Capital Contributions with respect to all Investment Capital Notices (or has repaid all Unfunded Amounts with any required interest) as of the date of such distribution.
(ix)Notwithstanding anything to the contrary herein, any acquisition of Investment Capital Assets by the Company or any of its Subsidiaries shall be funded exclusively through the investment of proceeds raised through the procedure set forth in this Section 3.07(c).
(x)The Company shall distribute any unused proceeds raised pursuant to an Investment Capital Notice, to the extent such proceeds are not invested or committed for investment in accordance with the Investment Capital Notice, to the Members in proportion to the Capital Contributions made by the Members pursuant to such Investment Capital Notice. The distribution of any amount to any Member pursuant to this Section 3.07 will reduce such Member’s Capital Contributions as set forth on Schedule B.

Section 1.07.Return of Capital; Withdrawals. Except as explicitly provided elsewhere herein, including in Article IV, Article VII and Article X, no Class A Member shall have any right (a) to withdraw as a Class A Member from the Company, (b) to withdraw from the Company all or any part of such Class A Member’s Capital Contributions, (c) to receive property other than cash in return for such Class A Member’s Capital Contributions or (d) to receive any distribution from the Company.
Article IV

DISTRIBUTIONS AND ALLOCATIONS
Section 1.01.Distributions.
(a)Except as otherwise set forth in this Agreement and subject to the rights of any Company Units issued pursuant to and in accordance with Section 3.04, distributions to Members shall be made at such times and in such amounts as the Board determines, in accordance with the following provisions:
(i)any Distributable Cash shall be distributed within 30 days of each calendar quarter-end pro rata to each Class A Member in proportion to the number of Class A Units held by such Class A Member (after taking into account any Unfunded Amounts and interest payable in respect of such Unfunded Amounts pursuant to Section 3.07(c)(ii)); and
(ii)any distributions in respect of the Class B Underlying Assets (including dividends or distributions from such investments, the proceeds of any sale of such investments or any earnings with respect to such investments (including any earnings with respect to any proceeds from such investments, and including any dividends or distributions from Voya IM to the Company in respect of any of the foregoing)) shall be allocated solely to the Class B Member.
(b)All distributions made under this Section 4.01 shall be made to the holders of record of the applicable Company Units entitled to receive such distributions on the record date established by the Board or, in the absence of any such record date, to the holders of the applicable Company Units entitled to receive such distributions on the date of the distribution.
(c)The Company shall cause Voya IM and its applicable Subsidiaries to make distributions such that all Distributable Cash held by Voya IM and its applicable Subsidiaries as of any calendar quarter-end is timely distributed to the Company in order to allow the Company to make distributions of Distributable Cash required by this Agreement.
Section 1.08.Restricted Distributions. Notwithstanding anything to the contrary contained herein, the Company, and the Board on behalf of the Company, shall not make a distribution to any Member on account of its Company Units or redeem any Company Units if such distribution or redemption would violate the Act or other applicable law or any financing agreement to which the Company or any of its Subsidiaries is a party.
Section 1.09.Distributions in Kind.
(d)Upon the dissolution and winding up of the Company, the Company may distribute Marketable Securities or any other Securities or other property as distributions in kind. In the event that a distribution of Marketable Securities or other Securities or property is made, such Securities or property shall be deemed to have been sold at their Fair Market Value and the proceeds of such sale shall be deemed to have been distributed pursuant to Section 4.01.

Distributions of Marketable Securities and, upon dissolution, winding up and liquidation of the Company, distributions of any other Securities or other property shall be made in proportion to the aggregate amounts that would be distributed to each Member pursuant to Section 4.01, as determined by the Board. If a distribution consists of both cash and Securities or Securities of more than one class (with each lot of Securities with a separate basis or holding period being treated as a separate class of Securities), each Member receiving such distribution shall, to the extent practicable, receive the same proportion of cash and Securities of each class being distributed.
(e)If any Member would otherwise be distributed an amount of any Securities that would cause such Member to own or control in excess of the amount of such Securities that it may lawfully own or control, would subject such Member to any material regulatory filing or would raise material contractual or regulatory issues for such Member, the Company may (i) as agent for such Member, sell all or any portion of such Securities distributable to such Member on behalf of such Member or (ii) deposit such Securities in a trust established by the Company for the benefit and at the expense of such Member (with voting control and other terms that are satisfactory to such Member).
Section 1.08.Withholding and Payments on Behalf of a Member.
(f)Notwithstanding any provision in this Agreement to the contrary, the Company is authorized to take any and all actions that it determines to be necessary or appropriate to ensure that the Company satisfies its withholding and tax payment obligations, including under the Tax Withholding Rules and Partnership Audit Rules. The Company is hereby authorized to withhold from distributions, and to make payments on behalf of a Member or Former Member of all amounts that the Company is required by law to withhold or pay on behalf of such Member or Former Member (including for the purposes of federal, state and local income tax withholding, state and local personal property taxes and state and local unincorporated business taxes, or any similar taxes imposed by any non-U.S. tax authority with respect to amounts distributable to a Member) (as determined in the Board’s sole discretion), and to pay any such amounts to a tax authority (including pursuant to Tax Withholding Rules and Partnership Audit Rules) as the Board determines in its good faith judgment is attributable to a Member’s or Former Member’s interest in the Company for the relevant year. Upon request by a Member or Former Member and to the extent such does not result in adverse consequences to the Company, the Company shall provide commercially reasonable assistance with respect to (i) any claim for benefits by a Member or Former Member under an applicable tax treaty or any exemption from or reduction in, or refunds of, taxes with respect to its investment in the Company (including, but not limited to, (x) filing any forms or applications necessary to obtain any exemptions from or reductions in taxes to the extent the Company is required to make such filings under applicable law, and (y) providing the Member or Former Member with such other information or documentation as is available to the Company using commercially reasonable efforts and is relevant to the Member’s or Former Member’s application for a tax refund) and (ii) any tax returns, forms or other documents that are required to be prepared or filed by a Member or Former Member as a result of its investment in the Company; provided, that the requesting Member or Former Member shall reimburse the Company for any reasonable and documented third-party expenses associated with such assistance. All amounts withheld by the Company from distributions or paid by the Company on behalf of a Member pursuant to this Section 4.04 shall be deemed to have been distributed to the Member otherwise entitled to receive the amount so withheld. In the event that any amounts required to be withheld from distributions to a Member, or payments are required to be made with respect to a Member and such withholdings or payments exceed the amount available for distribution to such Member pursuant to Section 4.01(a), and in all cases where amounts are required to be withheld from or paid with respect to a Former Member (the amount of any such shortfall with respect to each Member, and all payments or withholding with respect to a Former Member, being hereinafter referred to as the “Advance Amount”), the Company may take any of the following actions upon obtaining approval of the Board thereto: (i) require that each such Member contribute an amount in cash (or otherwise reimburse such amount in cash) to the Company equal to such Member’s Advance Amount plus a commercially reasonable rate of interest on such Advance Amount and costs and expenses (such payment not to constitute a Capital Contribution hereunder), or (ii) solely in the case of a Member, reduce the amount of any subsequent distributions (or any proceeds such Member may receive under Section 7.03, Section 7.04, Section 7.05 or Section 7.06 which would otherwise have been made to such Member) by the Advance Amount plus a commercially reasonable rate of interest on such Advance Amount. This Section shall apply with respect to all Advance Amounts made on behalf of a Former Member in respect of taxable years during which the Former Member was a Member of the Company. For the avoidance of doubt, any taxes, penalties and interest payable by the Company (including any taxes, penalties or interest payable in relation to the Tax Withholding Rules and Partnership Audit Rules) shall be treated as specifically attributable to the Members and shall be allocated among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest is borne by those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), in each case as reasonably determined by the Board; it being understood and agreed that, for purposes of calculating any such tax liability, the Company shall use commercially reasonable efforts to take into account the tax status of each Member.
(g)Promptly upon reasonable request, each Member shall provide the Company with information related to such Member necessary (i) to allow the Company to comply with any tax compliance, tax reporting, tax withholding or tax payment obligations of the Company or (ii) to establish the Company’s legal entitlement to an exemption from, or reduction of, withholding or other taxes or similar payments, including in relation to the Tax Withholding Rules and Partnership Audit Rules. A Member who acquires a Company Unit shall promptly furnish to the Company such information as the Company reasonably requests to enable it to compute the adjustments required by Section 755 of the Code and the Treasury Regulations thereunder. Each Member shall otherwise cooperate with the Company to the extent reasonably requested in connection with any tax structuring, tax audit, tax settlement or similar agreement, tax filings, tax elections, or other interaction with any tax authority of or involving the Company or any of its existing or former investments.
Section 1.01.Tax Distributions with Respect to the Class A Units.
(h)Subject to applicable law or any financing agreement to which the Company or any of its Subsidiaries is a party, and to the extent the Company has cash legally available for such purposes and subject to the maintenance by the Company of appropriate reserves, in each case as determined by the Board, the Board shall cause the Company to make distributions with respect to the Class A Units to the Class A Members, on a timely basis taking into consideration the due dates for estimated tax payments, until each Class A Member has received an amount no greater than such Class A Member’s Tax Amount (as defined below), subject to the following sentence (such distributions, “Tax Distributions”). The Tax Distributions to be made to each Class A Member hereunder shall be reduced by any amounts to be distributed or previously distributed to such Class A Member pursuant to Section 4.01 or this Section 4.05 during such Fiscal Year, which distributions shall be taken into account in determining whether the Class A Member has received an amount no greater than its Tax Amount in the previous sentence. Notwithstanding anything to the contrary herein, no Tax Distributions under this Section 4.05 will be required to be made with respect to any taxable income of the Company attributable to the sale or exchange or other distribution of all or substantially all of the Company’s assets or to the liquidation of the Company. For the avoidance of doubt, calculations of Tax Distributions with respect to the Class A Units will disregard any distributions or allocations made with respect to the Class B Underlying Assets. Tax Distributions with respect to the Class B Units will be made at the discretion of the Board.
(i)For each Class A Member, subject to applicable law or any restrictions in any financing agreements to which the Company or any of its Subsidiaries is a party, and to the extent the Company has cash legally available for such purposes and subject to the maintenance by the Company and its Subsidiaries of appropriate reserves, such Class A Member’s “Tax Amount” for a Fiscal Year shall be equal to the product of (i) the Assumed Tax Rate multiplied by (ii) the excess of Profit over Loss allocable to such Member’s Class A Units, or the cumulative excess of Profit over Loss allocable to such Member’s Class A Units, as appropriate, for a Fiscal Year, in each case appropriately taking into account loss carryovers from prior periods (but not taking into account any basis adjustments under Section 743 of the Code) and for the avoidance of doubt, taking into account any adjustments made under Section 704(c) of the Code.
(j)Any distributions made pursuant to this Section 4.05 to a Class A Member shall be treated for purposes of this Agreement as an advance against any future distributions made with respect to such Class A Member’s Class A Units, and shall reduce the amount of any future distributions made with respect to such Class A Member’s Class A Units pursuant to Section 4.01 (and, if applicable, Section 10.03) and the amount of proceeds allocable to such Class A Member upon a Transfer pursuant to Section 7.04 or Section 7.05.
Section 1.09.Offset. Whenever the Company is to distribute or pay any sum to any Member pursuant to any provision of this Agreement, any amounts such Member owes the Company or any of its Subsidiaries or Affiliates (whether pursuant to this Agreement or otherwise), as determined by the Board, may be deducted from such sum before distribution or payment, to the extent permitted by applicable law. All amounts deducted by the Company from amounts distributed or paid by the Company to a Member pursuant to the foregoing sentence shall (i) be deemed to have been distributed or paid to such Member and (ii) reduce any amounts such Member owes the Company or its Subsidiaries or Affiliates (as applicable) under the applicable arrangement between such entity and such Member.
Section 1.010.Calculation of Profits and Losses. The Profits and Losses of the Company shall be determined for each Fiscal Year on a tax accounting basis.
Section 1.011.Allocation of Profits and Losses. Except as otherwise set forth in Section 4.09,
(k)Profits, Losses and any such other items for any taxable year shall be allocated among the Members in the following manner:
(i)all Profits, Losses and any such other items arising with respect to the Class B Underlying Assets shall be allocated solely to the Class B Member; and
(ii)all other Profits, Losses and any such other items shall be allocated pro rata to each Class A Member in proportion to the number of Class A Units held by such Class A Member.
(l)For the avoidance of doubt, allocations of Profits, Losses and any such other items pursuant to Section 4.08(a) are intended to be allocated in a manner such that the Capital Account(s) of each Member is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made if the Company were liquidated under Article X, its affairs wound up and its assets sold for cash equal to such Member’s Gross Asset Value, all Company liabilities were satisfied (limited with respect to each non-recourse liability to the Gross Asset

Value of the assets securing such liability) and the net assets of the Company were distributed to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.
(m)Each Member agrees that it shall not, without the prior written consent of the Board, (i) treat, on its own income tax returns, any item of Profits, Losses and any such other items relating to its interest in the Company in a manner inconsistent with the treatment of such items by the Company as reflected on the Schedule K-1 or other information statement furnished to such Member by the Company or (ii) file any claim for a refund relating to any such item based on, or which would result in, such inconsistent treatment.
Section 1.012.Special Allocations. The following special allocations shall apply:
(n)Limitation on Losses. The Losses allocated pursuant to Section 4.08 hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Deficit Capital Account at the end of any Fiscal Year. In the event some but not all of the Members would have deficit Capital Accounts as a consequence of an allocation of Losses pursuant to Section 4.08 hereof, the limitation set forth in this Section 4.09 shall be applied on a Member by Member basis so as to allocate the maximum permitted Losses to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d).
(o)Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Agreement, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Profit for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.09(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(p)Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Agreement, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year of the Company, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Profit for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.09(c) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(q)Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Profit shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit Capital Account of such Member as quickly as possible, provided that an allocation pursuant to this Section 4.09(d) shall be made only if and to the extent that such Member would have a deficit Capital Account after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.09(d) were not in this Agreement.
(r)Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Fiscal Year, each such Member shall be specially allocated items of Profit in the amount of such deficit as quickly as possible, provided that an allocation pursuant to this Section 4.09(e) shall be made only if and to the extent that such Member would have a deficit Capital Account after all other allocations provided for in this Agreement have been made as if Section 4.09(d) and this Section 4.09(e) were not in this Agreement.
(s)Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in accordance with the general allocation of Losses set forth in Section 4.08.
(t)Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).
(u)Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to the Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) , to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of his interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of Profit (if the adjustment increases the basis of the asset) or Loss (if the adjustment decreases such basis) and such Profit or Loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.
(v)In the event a Member is entitled to a non-pro rata distribution of cash (including upon redemption), items of Profit related to such cash distribution may be specially allocated to the Member receiving such cash.
(w)Organizational Costs. The Board shall make an election under Section 709(b) of the Code to amortize partnership organizational expenses reasonably incurred by the Members with respect to the formation of the Company, and the Members and the Company shall reasonably cooperate with respect to the determination of any such amounts. Such organizational expenses shall be specially allocated to the Member who bore the economic cost of such expense to the maximum extent permitted by applicable law.
Section 1.10.Curative Allocations. The allocations set forth in Section 4.09(b), Section 4.09(c), Section 4.09(d), Section 4.09(e), Section 4.09(f), Section 4.09(g) and Section 4.09(h) (“Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. The Members intend that, to the extent possible, all Regulatory Allocations shall be offset with either other Regulatory Allocations or with special allocations of other items of Profits, Losses, and any such other items pursuant to Section 4.09.
Section 1.11.Other Allocation Rules. For purposes of determining the Profits, Losses, or any other items allocable to any period within a Fiscal Year, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the

Board, using any permitted method under the Section 706 and the Treasury Regulations thereunder, which takes into account the varying interests of the Members during each Fiscal Year.
(x)The Members are aware of the income tax consequences of the allocations made by this Agreement and hereby agree to be bound by the provisions hereof in reporting their shares of income and loss for income tax purposes.
(y)“Excess Nonrecourse Liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated among the Members pro rata in proportion to the Company Units held by each Member.
(z)To the extent permitted by Treasury Regulations Section 1.704-2(h)(3), the Board shall endeavor not to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt, but only to the extent that such distributions would not cause or increase a deficit Capital Account for any Member.
(aa)In the event the Company has taxable income that is characterized as ordinary income under the recapture provisions of the Code and the Treasury Regulations thereunder, each Member’s distributive share of taxable gain or loss from the sale of depreciable assets (to the extent possible) shall include a proportionate share of the recapture income equal to the Member’s share of prior cumulative depreciation deductions with respect to the assets that gave rise to the recapture income.
Section 1.12.Tax Allocations; Section 704(c). Except as otherwise provided in this Section 4.12, each item of Profit, Loss, and any such other item of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such items are allocated for book purposes under this Article IV. In accordance with Section 704(c) of the Code, and the Treasury Regulations thereunder, Profits, Losses, and any such other items with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value), using any permissive method allowed under the Code and the Treasury Regulations thereunder (except that, with respect to the Transferred Assets (as such term is defined in the Combination Agreement), the traditional method described in Treasury Regulations Section 1.704-3(b) shall be used) . In the event the Gross Asset Value of any asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of Profits, Losses, and any such other items with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Treasury Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purposes and intention of this Agreement provided that any item of Loss attributable to property contributed by a Member shall, to the extent of an amount equal to the excess of (a) the U.S. federal income tax basis of such property at the time of its contribution over (b) the Gross Asset Value of such property at such time, be allocated in its entirety to such contributing Member and the tax basis of such property for the purposes of computing the amounts of all items allocated to any other Members (including a transferee of the contributing Member) shall be equal to its Gross Asset Value upon its contribution to the Company. Allocations pursuant to this Section 4.12 are solely for the purposes of U.S. federal, state and local taxes and shall not effect, or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses or any such other items or distributions pursuant to any provisions of this Agreement.

Section 1.13.Tax Treatment. The Company is intended to be classified as a partnership for U.S. federal, state and local income tax purposes. Neither the Company nor any Member shall take any action or take any position or make any election, in a tax return or otherwise, inconsistent therewith.
Section 1.14.Tax Elections. All elections, decisions and other matters concerning the allocation of Profits, Losses, and any such other items among the Members, and accounting procedures and the calculation of its taxable income or tax loss or other tax items under the Code (or other applicable tax law) or any other matter encompassed by this Article IV, not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board in good faith and in its reasonable discretion. Such determination made by the Board shall, absent manifest error, be final and conclusive as to all Members. Notwithstanding the foregoing, to the extent that any such election, decision or other matter directly relating to the tax treatment of the Transferred Assets would reasonably be expected to materially, disproportionately and adversely affect the Allianz Member, determined solely with reference to the Allianz Member’s ownership of Class A Units, the Board shall not make any such determination without the consent of the Allianz Member (such consent not to be unreasonably withheld, conditioned or delayed) unless no alternative action exists that would not disproportionately and adversely affect the Voya Member in any material respect or that would be materially more tax-efficient taking into account the impact on the Allianz Member and the Voya Member.
Section 1.15.Survival. The obligations under this Article IV shall survive the Transfer or withdrawal of Company Units, as well as the dissolution, winding up and termination of the Company.
Article V

MANAGEMENT
Section 1.013.Board of Managers.
(a)The Company shall be managed by a Board of Managers (the “Board”). The Board is hereby vested with full authority to manage the Company and exercise all rights on behalf of the Company under, and in accordance with, this Agreement, including without limitation all rights and powers to manage and control the business and affairs of the Company in accordance with this Agreement (including, without limitation, Section 5.02). The Board is further expressly authorized to delegate any or all of its rights and/or powers under this Agreement, including without limitation executing agreements and other binding documents on behalf of the Company, subject to the express terms of this Agreement. No Member or Manager (acting individually) shall have the authority to manage the business and affairs of the Company or contract for or incur on behalf of the Company any debts, liabilities or other obligations or bind the Company, except as expressly permitted by this Agreement. The Board shall meet on at least a quarterly basis (in person or telephonically), unless the Board otherwise agrees, and all Managers shall be entitled to receive copies of all Board presentations (including quarterly presentations) and all other meeting materials made available to the Board in advance.
(b)As of the Closing Date, the Board shall consist of three (3) Persons (each, a “Manager”), each appointed by the Voya Member, and may be increased or decreased by the Board or the Voya Member. Each Manager shall serve from his or her appointment under this Agreement until his or her death, resignation or removal in accordance herewith. Each Manager shall be a “manager” as such term is defined in the Act.

(c)Subject to Section 5.01(d), each Manager shall hold office until his or her death, disability, retirement, resignation or removal (with or without cause) or until his or her successor shall have been duly elected and qualified. In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Manager, such vacancy shall be filled by another individual designated by the Voya Member, as promptly as practicable, and the Company and the Members shall take, at any time and from time to time, any and all actions necessary to accomplish the foregoing. In the event that a vacancy is created at any time by an increase in the size of the Board (including for purposes of adding an independent director), such vacancy shall be filled by an individual designated by the Voya Member.
(d)The Voya Member may remove any Manager, with or without cause, and elect any replacement Manager designated as provided in Section 5.01(c), and the Members shall take, at any time and from time to time, any and all actions necessary to accomplish the foregoing.
(e)As of the date hereof, the Managers shall be Michael Bell, Jane English, and Christine Hurtsellers.
(f)Decisions and actions of the Board shall require approval by a simple majority of Manager votes present at a meeting at which a quorum is present. Each Manager shall be entitled to one vote.
(g)The Company or its Subsidiaries, as the case may be, shall reimburse the Managers for all reasonable out-of-pocket expenses incurred in connection with their respective duties, including attendance at meetings of the Board and any committees thereof, and including without limitation reasonable travel, lodging and meal expenses.
(h)The Company and its Subsidiaries shall obtain customary director and officer indemnity insurance on commercially reasonable terms, which insurance shall cover each officer and Manager.
Section 1.010.Additional Management Provisions; No Member or Manager Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement, any other agreement or at law or in equity, the Members agree that, to the fullest extent permitted by law, the Members in their capacity as such and the Managers shall have no fiduciary or other duty to the Company or the Members, and when a Member in its capacity as such or a Manager takes any action, including voting or giving or withholding its consent under this Agreement, such Person shall not be obligated to consider the interests of the Company or any of its Subsidiaries or any Member and may act exclusively in his, her or its own interest and without regard to the interest of any other Person; provided, however, that this Section 5.02 shall not (a) limit any Person’s obligation to comply with the express terms of this Agreement or any other agreement to which such Person is a party or (b) eliminate the implied contractual covenant of good faith and fair dealing, to the extent such covenants are not waivable under applicable law.
Section 1.011.Quorum; Notice; Written Consent.
(i)The quorum for a meeting of the Board shall require the presence of a majority of the votes of all the Managers then in office. Meetings of the Board may be held at any time at any location specified in the notice thereof in such place within or without the State of Delaware. Reasonable and sufficient notice of each meeting shall be given to each Manager. Managers may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law. Subject to Section 5.04, the affirmative vote of a majority of the votes present at a meeting of the Board at which there is a quorum shall be an act of the Board.
(j)It shall be reasonable and sufficient notice to a Manager to send notice by first-class mail at least seven (7) days, or by overnight delivery, electronic mail, facsimile or hand delivery at least twenty-four (24) hours, before the meeting addressed to such Manager at such Manager’s usual business address. Notice of a meeting need not be given to any Manager if a written waiver of notice, executed by such Manager before or after the meeting, is filed with the records of the meeting, or to any Manager who attends the meeting without protesting prior thereto or at its commencement the lack of notice to such Manager.
(k)Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting without prior notice and without a vote pursuant to a written consent signed by Managers having not less than the minimum number of votes that would be necessary to approve such action at a meeting of the Board at which all Managers then in office were present and voted. Such consent may be executed in any number of counterparts and an e-mail or similar transmission by a Manager or a photographic, photostatic, facsimile, .pdf or similar reproduction of a writing signed by a Manager, shall be regarded as signed by the Manager for purposes of this Section 5.03(c). Such written consent shall be filed with the records of the meetings of the Board and treated for all purposes as the act of the Board.
Section 1.014.Reserved Matters.
(l)For so long as the Allianz Member’s percentage ownership of the Class A Units remains at or above ten percent (10%), the Company and its Subsidiaries shall not, directly or indirectly, and the Board shall not agree to take any of the following actions, without the prior written approval of the Allianz Member:
(i)except for transactions expressly contemplated by this Agreement, enter into any contract or other transaction with the Voya Member or an Affiliate of the Voya Member that is both material to the Company and its Subsidiaries, taken as a whole, and not on an Arm’s-Length Basis (other than (A) arrangements with respect to the payment of salary, bonus or other guaranteed payments in cash or equity of Voya or its Affiliates to employees of the Company or its Subsidiaries, (B) any contract or other transaction providing for rights (including registration rights and anti-dilution rights), benefits or obligations on the part of the Voya Member in its capacity as a Member of the Company that are equivalent and on a proportionate basis to the rights granted to the Allianz Member based on relative ownership of Company Units or (C) pursuant to any existing arrangements between the Voya Member or its Affiliates and the Company or its Subsidiaries (but excluding material amendments or modifications thereto that are not solely renewals or extensions of existing terms); provided, for the avoidance of doubt, that the Company shall not be required to obtain any corporate services independent of those provided by the Voya Member and its Affiliate (including, if applicable, inter-affiliate financing from an Affiliate of the Company at a market interest rate); and
(ii)enter into new lines of business that both (x) materially alter the risk profile, capital requirements and cash flow attributes of the Company and its Subsidiaries, taken as a whole, and (y) are materially different from those that the Company and its Subsidiaries are engaged in as of the Closing Date (it being understood that the provision of investment advisory, broker-dealer and distribution services through new types of products or new distribution channels or in new geographies shall not constitute a “new line of business” for the purposes of this Section 5.04(a)(ii)).

(m)For so long as the Allianz Member is a Class A Member, the Company and its Subsidiaries shall not, directly or indirectly, and the Board shall not agree to take any of the following actions, without the prior written approval of the Allianz Member:
(i)make any material changes in the accounting policies of the Company (taken together with its Subsidiaries) that would disproportionately and adversely affect the Allianz Member in any material respect, except as may be required under GAAP;
(ii)make any amendment to, or waiver or release under, the operating agreement of any Subsidiary of the Company that would disproportionately and adversely affect the Allianz Member in any material respect;
(iii)commence any liquidation, dissolution or winding-up of the Company or Voya IM or enter into any plan to liquidate, dissolve or wind-up of the Company or Voya IM, except as may be required by operation of law pursuant to Section 10.01(a)(ii);
(iv)repurchase or redeem any equity securities of the Company if such repurchase or redemption would result in the Allianz Member’s interest exceeding 4.9% of any class of voting securities or 24% of any class of equity securities of the Company;
(v)make any change in entity classification of the Company or Voya IM for U.S. federal income tax purposes that would disproportionately and adversely affect the Allianz Member in any material respect, except as may be required by applicable law; and
(vi)declare in respect of the Class A Units any non-pro rata dividends or other distributions by the Company or any of its Subsidiaries, other than distributions solely among Subsidiaries of the Company or any such Subsidiaries making any non-pro rata repurchases or redemptions of equity securities of the Company from any Member, except as expressly provided for in Article IV.
(n)For so long as the Allianz Member’s percentage ownership of the Class A Units remains at or above three percent (3%), the Company and its Subsidiaries shall not, directly or indirectly, and the Board shall not agree to, without the prior written approval of the Allianz Member, take any action in contravention of Schedule E.
(o)This Section 5.04 shall be subject to Section 4.05, Section 7.04, Section 13.01 and Section 13.02. In connection with an IPO, all of the provisions of this Section 5.04 shall automatically terminate and be of no further force or effect, effective as of immediately prior to the consummation of such IPO.
Article VI

OFFICERS
Section 1.01.Designation; Term; Qualifications. The Board may, from time to time, appoint one or more Persons to be officers of the Company. Any officer so appointed shall have such authority and perform such duties as the Board may, from time to time, delegate to him or her. Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the DGCL, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any restrictions on such authority imposed by the Board and this Agreement (including

Article V). Any number of offices may be held by the same Person. Without regard to the general delegation to the officers as set forth above, each officer who holds the title of “President”, “Senior Vice President” or “Vice President”, acting alone, shall have the authority to make, enter into and perform all contracts, agreements, reports and undertakings of the Company that have been authorized by the Board. Subject to Article V, in each case, the execution and delivery of such contracts, agreements or other documents, or the taking of any actions in connection therewith, shall be conclusive evidence of the Company’s approval thereof, and no further approval by the Company shall be required. Each officer shall hold office for the term for which such officer is appointed and until his or her successor shall be duly appointed and shall qualify, or until his or her death, resignation or removal as provided in this Agreement. Notwithstanding anything to the contrary in this Agreement, any other agreement or at law or in equity, the Members agree that, to the fullest extent permitted by law, the Member-designated officers of the Company (if any) shall have no fiduciary or other duty to the Company or the Members; provided, however, that this Section 6.01 shall not (i) limit any Person’s obligation to comply with the express terms of this Agreement or any other agreement to which such Person is a party or (ii) eliminate the implied contractual covenant of good faith and fair dealing, to the extent such covenants are not waivable under applicable law. As of the date hereof, the individuals set forth on Schedule G shall be the officers of the Company.
Section 1.02.Removal and Resignation. The Board may remove any officer of the Company as such, with or without cause, at any time. Any officer of the Company may resign as such at any time upon written notice to the Company. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time is specified therein, at the time of its receipt by the Company. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.
Section 1.03.Vacancies. Any vacancy occurring in any office of the Company may be filled by Board approval in accordance with Section 6.01.
Article VII

TRANSFER OF COMPANY UNITS
Section 1.04.Limitations on Transfer.
(a)No Member may Transfer any of its Company Units except (i) by the Voya Member in connection with a Change of Control of Voya, (ii) at any time, to a Permitted Transferee, (iii) at any time, in connection with an IPO, (iv) after the three (3) year anniversary of the date hereof, in a Transfer of Company Units held by such Member to any Person, subject to compliance with the terms of this Agreement, including Section 7.02, (v) pursuant to the exercise by the Voya Member of the Call Right pursuant to Section 7.05, (vi) pursuant to Section 7.04, (vii) in a Permitted Voya Transfer or (viii) following a Material Default by the other Member under this Agreement, which Material Default remains uncured after thirty (30) days. All Transfers shall be made in compliance with the Securities Act, applicable federal and state laws, including the securities laws and regulations of any applicable jurisdiction.
(b)Notwithstanding any provisions of this Article VII to the contrary, no Member shall be entitled to Transfer any Company Units or any other rights under this Agreement (including to a Permitted Transferee) at any time unless the Board is reasonably satisfied that such Transfer would not:
(i)violate the Securities Act or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Company or the Company Units;

(ii)be a non-exempt “prohibited transaction” under ERISA or the Code or cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code; or
(iii)cause the Company to become a “publicly traded partnership”, as such term is defined in Sections 469(k)(2) or 7704(b) of the Code.
(a)The limitations on Transfers of Company Units set forth in this Article VII are in addition to any restrictions imposed by applicable law. Any purported Transfer of Company Units other than in accordance with this Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose and shall not reflect in this Agreement or otherwise in its records any change in record ownership of Company Units pursuant to any such Transfer. For the avoidance of doubt, it shall be a condition precedent to any Transfer of any Company Units (including pursuant to Section 7.03) that the Transferee shall agree in writing with the Company prior to the Transfer to be bound by the terms of this Agreement as if it had been an original signatory hereto.
(b)Subject to Section 7.03(e) and Section 7.04(i) hereof, any Member that proposes to Transfer Company Units in accordance with the terms and conditions hereof shall be responsible for any expenses incurred by the Company in connection with such Transfer.
(c)The Company shall, and the Board and any officer of the Company is authorized to, amend Schedule A and/or Schedule B to reflect the Transfer of any Company Units and the admission of any additional Members in accordance with this Article VII.
(d)Any Member seeking to Transfer Company Units agrees that (i) it and its potential transferee will be jointly and severally liable for all reasonable expenses, including attorneys’ fees or taxes (including under the Tax Withholding Rules and Partnership Audit Rules), incurred by the Company in connection with such Transfer or potential Transfer (including any unconsummated transfer), prior to the consummation of such Transfer, and if such expenses are not reimbursed promptly upon the Board’s request they may be withheld from amounts otherwise distributable to such Member and/or its transferee.
(e)Notwithstanding anything to the contrary in this Agreement, each transferring Member and assignee shall provide such forms, documentation, proof of payment or other certifications as reasonably required by the Board to determine that the transferring Member and the assignee have complied with Tax Withholding Rules (ignoring for this purpose Section 1446(f)(4) of the Code), and any similar provisions of state, local or non-U.S. law. Each of the transferring Member and the assignee shall be jointly and severally liable and shall pay and/or reimburse and hold harmless the Company for any taxes imposed under the Tax Withholding Rules (or any similar provisions of state, local or non-U.S. law) as a result of any Transfer with respect to which such Member or assignee was a party, together with any related costs and expenses. The obligations under this provision shall survive the Transfer or withdrawal of Company Units, as well as the dissolution, winding up and termination of the Company.
(f)Except in connection with a Transfer of Company Units (i) to a Permitted Transferee, (ii) in connection with an IPO, (iii) in the case of the Voya Member, in a Permitted Voya Transfer or (iv) to the extent permitted under Section 7.03, no Member shall be permitted to Transfer less than all of its Class A Units in connection with any Transfer of Class A Units.
(g)The provisions of this Section 7.01 shall not apply to, and shall in no way limit, a Change of Control of Voya.

Section 1.05.Right of First Offer. No Member shall Transfer any of its Company Units without first complying with the requirements of this Section 7.02 (any Transfer of Company Units subject to this Section 7.02, as limited by the immediately following proviso, a “ROFO Transfer”); provided that this Section 7.02 shall not apply to Transfers (v) that are Permitted Voya Transfers or are in connection with a Change of Control of Voya, (w) to a Permitted Transferee, (x) by the Allianz Member pursuant to Section 7.03 or Section 7.05, (y) by a Member pursuant to Section 7.04 or (z) in connection with an IPO.
(a)ROFO Initiator Notice. Prior to entering into any agreement with respect to any ROFO Transfer by a Member (the “ROFO Initiator”), if at such time the other Member (the “ROFO Receiving Member”) is (i) an Information Member and (ii) permitted to act as an Investment Adviser to a Registered Investment Company, as those terms are defined for purposes of Section 9(a) of the Investment Company Act (including through the receipt of an executed waiver by the U.S. Securities and Exchange Commission), the ROFO Initiator shall deliver to such ROFO Receiving Member written notice (the “ROFO Initiator Notice”) stating such ROFO Initiator’s intention to effect a ROFO Transfer, which shall be all of the ROFO Initiator’s Company Units (the “ROFO Units”). For the avoidance of doubt, nothing in this Section 7.02(a) shall prohibit the Company or the ROFO Initiator from preparing for a potential Transfer, including engaging advisors, preparing diligence and marketing materials, entering into confidentiality agreements, or entering into discussions with or providing confidential information to potential purchasers, prior to delivering a ROFO Initiator Notice.
(b)ROFO Procedures. Within forty five (45) days after the date on which it receives the ROFO Initiator Notice, the ROFO Receiving Member may deliver or cause to be delivered a written offer (a “ROFO Offer” and such forty five (45) day period, the “ROFO Notice Period”) to the ROFO Initiator stating its bona fide intention to purchase such ROFO Units and specifying the proposed material terms and conditions, including the proposed price (which price must be in cash), pursuant to which such ROFO Receiving Member proposes to purchase all, but not less than all, of the ROFO Units. The ROFO Offer shall constitute such ROFO Receiving Member’s offer to purchase the ROFO Units from the ROFO Initiator, which offer shall be irrevocable for a period of 30 days after the date on which the ROFO Initiator receives the ROFO Offer (as such period may be further extended by mutual agreement of the ROFO Initiator and the ROFO Receiving Member, the “ROFO Offer Review Period”).
(c)Upon the earlier to occur of (i) the expiration of the ROFO Offer Review Period (after taking into account any extensions thereof mutually agreed to between the ROFO Initiator and any ROFO Receiving Member) without the parties having entered into a mutually agreeable definitive agreement regarding the sale of the ROFO Units and (ii) the expiration of the ROFO Notice Period without the ROFO Receiving Member sending a ROFO Offer within such period (such earlier date, the “ROFO Termination Date”), the ROFO Initiator may Transfer the ROFO Units to a third party purchaser; provided that the terms and conditions of the Transfer shall not be, in the aggregate, materially more favorable to the proposed purchaser than the terms specified in such ROFO Offer, as determined in the reasonable judgment of the ROFO Initiator. For the avoidance of doubt, if at the time of such Transfer, a ROFO Receiving Member would not be permitted to act as an Investment Adviser to a Registered Investment Company, then the ROFO Initiator may Transfer Company Units without delivery of a ROFO Initiator Notice to such ROFO Receiving Member.
(d)Non-Consummation. If the ROFO Initiator has not entered into the definitive agreement or agreements with respect to a Transfer of the ROFO Units in accordance with Section 7.02(c) within one hundred eighty (180) days following the ROFO Termination Date, then the provisions of this Section 7.02 shall again apply, and such ROFO Initiator shall not Transfer or offer to Transfer such Company Units without again complying with this Section 7.02.

(e)Termination of ROFO. The rights set forth in this Section 7.02 shall terminate upon the consummation of an IPO.
Section 1.06.Tag Along Rights.
(h)Subject to Section 7.03(f), in the event that (i) the Voya Member proposes to Transfer its Class A Units to a third party that is not Affiliated with the Voya Member (a “Tag-Along Transfer”), and (ii) the Voya Member does not exercise its drag-along rights in accordance with the terms, conditions and procedures set forth in Section 7.04, then the Allianz Member may exercise tag-along rights with respect to the Class A Units that the Voya Member proposes to transfer in accordance with the terms, conditions and procedures set forth in this Section 7.03.
(i)At least fifteen (15) days prior to the consummation of a Tag-Along Transfer, the Voya Member shall promptly give written notice (a “Tag-Along Notice”) of any Tag-Along Transfer to the Allianz Member pursuant to Section 7.03(a). The Tag-Along Notice shall state Voya Member’s intention to effect a Tag-Along Transfer, which shall be all of the Voya Member’s Class A Units, the name and address of the Transferee, the proposed date of the Tag-Along Transfer, the proposed amount and form of consideration for each such Class A Unit (provided, that if the consideration includes cash and non-cash consideration, each element of such consideration (e.g., cash, equity or deferred consideration) shall be provided pro rata to each Class A Member in proportion to the number of Class A Units held by such Class A Member; provided, further, that any registration rights or rights related to transferability granted to the Voya Member in connection with any such non-cash consideration will also be granted to the Allianz Member (on a proportionate basis taking into account the relative amounts of Class A Units being Transferred by the Voya Member and the Allianz Member)), including a description of any non-cash consideration sufficiently detailed to permit the determination of the Fair Market Value thereof, and any other material terms and conditions of the Tag-Along Transfer. The Allianz Member shall have a period of fifteen (15) days (the “Response Period”) from the date of the Tag-Along Notice within which to notify the Voya Member whether the Allianz Member will elect to sell its Class A Units in connection with such Tag-Along Transfer. In order to exercise the tag rights set forth in this Section 7.03, the Allianz Member must deliver an irrevocable written notice to the Voya Member prior to the expiration of the Response Period stating that Allianz Member desires to sell its Class A Units in the Tag-Along Transfer (a “Response Notice”). In the event the Allianz Member fails to deliver a valid Response Notice prior to the expiration of the Response Period, the Allianz Member shall cease to have any rights under this Section 7.03 with respect to such Tag-Along Transfer. If the Voya Member is unable to cause the Transferee to purchase all the Class A Units proposed to be Transferred by the Voya Member and the Allianz Member in accordance with this Agreement, then the number of Voya Member’s Class A Units, and Allianz Member’s Class A Units that each such Member is permitted to sell in such Tag-Along Transfer shall be reduced pro rata based on the number of Class A Units held by such Member relative to the number of Class A Units held by all Members participating in such Tag-Along Transfer. The Voya Member shall have a period of ninety (90) days following the expiration of the Response Period to sell all the Class A Units agreed to be purchased by the Transferee; provided, however, that such ninety (90) day period shall be extended by the time necessary to obtain any required approvals of any governmental authority under any applicable laws. The sale of all Class A Units being sold by the Allianz Member pursuant to a particular Tag-Along Transfer shall be consummated simultaneously with the Tag-Along Transfer.
(j)In the event the Allianz Member exercises its tag-along rights pursuant to this Section 7.03, the Allianz Member shall (i) make the same representations, warranties, covenants, indemnities and agreements to the Transferee as made by the Voya Member in connection with the Tag-Along Transfer and (ii) otherwise agree to the same terms and conditions to the Transfer as the Voya Member agrees with respect to its sale of its Class A Units, but subject to the limitation on any Restrictive Covenants that would apply in the case of a Drag-Along Transfer. Notwithstanding the foregoing, however, all such representations, warranties, covenants, indemnities and agreements shall be made by the Voya Member and the Allianz Member severally and not jointly, and any liability under any such indemnities or liability for breach of any such representations and warranties or agreement shall be borne by the Voya Member and the Allianz Member severally and not jointly. Liability under any indemnities related to the Company or its Subsidiaries shall be allocated among the Voya Member and the Allianz Member pro rata based on the relative number of Class A Units Transferred by each of the Voya Member and the Allianz Member, and the aggregate amount of liability for each of the Voya Member and the Allianz Member shall not exceed the U.S. dollar value of the total consideration to be paid by the Transferee to such Member, respectively. Any Transfer of Class A Units by the Allianz Member pursuant to the terms hereof shall be at the price of the Class A Units specified in the Tag-Along Notice.
(k)The Voya Member shall have the right in connection with any Tag-Along Transfer (or in connection with the investigation or consideration of any potential Tag-Along Transfer) to require the Board and the Company to cooperate fully with potential acquirors in such prospective Tag-Along Transfer by taking all customary and other actions reasonably requested by the Voya Member, as applicable, or such potential acquirors, including making the Company’s properties, books and records, and other assets reasonably available for inspection by such potential acquirors, establishing a physical or electronic data room including materials customarily made available to potential acquirors in connection with such processes and making its employees reasonably available for presentations, interviews and other diligence activities, in each case subject to reasonable and customary confidentiality provisions. The Board and the Company shall provide assistance with respect to the actions described in this Section 7.03(d) as reasonably requested.
(l)All costs and expenses of the Voya Member and the Allianz Member in connection with the Tag-Along Transfer shall be borne by the Voya Member and the Allianz Member pro rata based on the number of Class A Units Transferred by each such Member relative to the number of Class A Units Transferred by all Members participating in such Tag-Along Transfer.
(m)The provisions of this Section 7.03 shall not apply in the event of (i) Transfers of Class A Units by a the Voya Member or the Allianz Member in connection with the exercise of drag-along rights set forth in Section 7.04, (ii) Transfers of Class A Units pursuant to the IPO, (iii) Transfers to Permitted Transferees, (iv) Permitted Voya Transfers or (v) Transfers of the Class A Units of the Voya Member in connection with a Change of Control of Voya, and none of the Transfers described in the foregoing clauses (i) through (v) shall be deemed to be a Tag-Along Transfer.
(n)Upon consummation of the IPO, the provisions of this Section 7.03 shall automatically terminate and be of no further force or effect.
Section 1.07.Drag-Along Rights.
(a)Subject to compliance with Section 7.02, in connection with any Sale of the Company by the Voya Member, the Voya Member may (but shall not be required to) exercise drag-along rights in accordance with the terms, conditions and procedures set forth in this Section 7.04 (the “Drag-Along Transfer”).
(b)In the event the Voya Member elects to exercise its drag-along rights pursuant to this Section 7.04, the Voya Member shall give written notice to the Allianz Member not later than thirty (30) Days prior to the consummation of the Drag-Along Transfer of such election by the Voya Member, setting forth the name and address of the Transferee, the total number of Class A Units proposed to be Transferred by the Voya Member, the proposed amount and form of consideration for such Class A Units (provided, that if the consideration includes cash and non-cash consideration, each element of such consideration (e.g., cash, equity or deferred consideration) shall be provided pro rata in respect of each Class A Unit; provided, further, that any registration rights or rights related to transferability granted to the Voya Member in connection with any such non-cash consideration will also be granted to the Allianz Member (on a proportionate basis taking into account the relative amounts of Class A Units being Transferred by the Voya Member and the Allianz Member)), including a description of any non-cash consideration sufficiently detailed to permit the determination of the Fair Market Value thereof, and all other material terms and conditions of the Drag-Along Transfer, including the proposed definitive agreement for the proposed Sale of the Company. The Voya Member shall also deliver or cause to be delivered to the Allianz Member copies of all transaction document related to the proposed Sale promptly as the same become available. Upon the consummation of the Drag-Along Transfer, each holder of Class A Units participating in the Drag-Along Transfer will receive the same portion of the aggregate consideration as other holders of Class A Units of the same type or class participating in the Drag-Along Transfer, as determined in accordance with Section 10.03 (other than any holder of Class A Units who receives consideration in the form of equity securities in connection with such holder’s election to rollover all or any portion of such holder’s Class A Units).
(c)The Allianz Member shall agree to the same terms and conditions to the Transfer as the Voya Member. Notwithstanding the foregoing:
(i)The Allianz Member must make the same fundamental representations and warranties, and indemnities with respect thereto, as made by the Voya Member in connection with the Drag-Along Transfer;
(ii)The Allianz Member shall not be required to make any other representations, including with respect to the Company, other than any such representations which are subject to recourse (including in respect of indemnification) on terms that are pro rata with the Voya Member; provided that, if required to make any such representations, the Allianz Member shall be given a reasonable opportunity to review a copy of any diligence report (if any) available to the Company or its Affiliates and any disclosures or qualifications with respect to such representations, which disclosures or qualifications shall be included in the definitive documentation of such Transfer to the extent reasonably satisfactory to the Voya Member;
(iii)If requested by the Voya Member, the Allianz Member shall agree to employee non-solicitation covenants regarding solicitation of employees of the Company and its Subsidiaries (“Restrictive Covenants”), in each case on reasonable terms for the type of transaction contemplated by the proposed Transfer and solely if such Restrictive Covenant is also agreed to by the Voya Member and is not disproportionately burdensome to the Allianz Member, provided, however, in no event shall the Allianz Member be obligated to agree to any Restrictive Covenant having a duration of longer than two (2) years; and
(iv)All such representations, warranties, covenants, indemnities and agreements shall be made by the Voya Member and the Allianz Member severally and not jointly, and any liability under any such indemnities or liability for breach of any such representations, warranties, covenants or agreements shall be borne by the Voya Member and the Allianz Member severally and not jointly (except to the extent that funds may be paid out of an escrow (in an amount agreed by the Allianz Member in writing as not being considered Distributable Cash) established to cover breaches of representations, warranties, covenants or agreements of the Company and its Subsidiaries as well as breaches by any Member of any identical representations, warranties, covenants or agreements provided by all Members). Liability under any such indemnities or liability for breach of any such representations, warranties, covenants or agreements related to the Company or its Subsidiaries shall be allocated between the Voya Member and the Allianz Member pro rata based on the relative number of Class A Units to be Transferred by each of them, and the aggregate amount of liability of the Voya Member and the Allianz Member to the Transferee shall not exceed the U.S. dollar value of the total consideration actually paid by the Transferee to the Voya Member and the Allianz Member, respectively.
(o)In the event that any Transfer pursuant to this Section 7.04 is structured as a merger, consolidation, or similar business combination, the Allianz Member must further agree, to the extent required or requested, to vote in favor of the transaction. The Allianz Member hereby irrevocably waives any dissenters, appraisal or other similar rights the Allianz Member may have under applicable law in connection with a Drag-Along Transfer.
(p)Any consideration placed in escrow or held back shall be allocated among holders of Company Units such that if the applicable buyer in the Drag-Along Transfer ultimately is entitled to some or all of such escrowed or held-back amounts, then the net ultimate proceeds received by such holders shall still comply with the intent of Section 7.04(b) as if the ultimate resolution of such escrow or holdback had been known at the closing of the Drag-Along Transfer.
(q)For purposes of this Section 7.04 and in order to secure the performance of the Allianz Member’s obligations under this Section 7.04, the Allianz Member hereby irrevocably appoints the Voya Member as its attorney-in-fact and proxy of the Allianz Member (with full power of substitution) to vote, provide a written consent or take any other action with respect to its Company Units as described in this paragraph if, and only in the event that, the Allianz Member fails to transfer, vote or provide a written consent, or take any other actions with respect to its Company Units in accordance with the terms of this Section 7.04 within two (2) Business Days of a request for such action. Upon such failure, the Voya Member shall have and is hereby irrevocably granted a proxy to vote or provide a written consent with respect to the Allianz Member’s Company Units for the purposes of taking the actions required by this Section 7.04. The Allianz Member intends this proxy to be, and it shall be, irrevocable and coupled with an interest, and the Allianz Member shall take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy.
(r)If the Allianz Member fails to Transfer its Company Units to be sold pursuant to this Section 7.04 to the buyer in the Drag-Along Transfer (the “Drag-Along Buyer”), the Voya Member may, at its option, in addition to all other remedies available to it, deposit the purchase price (including any promissory note constituting all or any portion thereof) for such Company Units with any national bank or trust company (the “Escrow Agent”), and thereupon all of the Allianz Member’s rights in and to such Company Units shall terminate. Thereafter, upon delivery to the Voya Member by the Allianz Member of appropriate documentation evidencing the Transfer of such Company Units to the Drag-Along Buyer, the Voya Member shall instruct the Escrow Agent to deliver the purchase price (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to the Company), but subject to any amount placed in escrow or held back or otherwise returned to the acquiror to the Allianz Member.
(s)The Allianz Member agrees to cooperate with the Voya Member, to take any and all actions reasonably required to be taken in connection with such Drag-Along Transfer,

and to execute any and all agreements and instruments, including, without limitation, agreements conveying their respective Company Units to the Drag-Along Buyer, subject to Section 7.04(c).
(t)All reasonable costs and expenses incurred by the Voya Member and the Company in connection with any proposed Drag-Along Transfer (whether or not consummated), including all attorneys’ fees and charges, all accounting fees and charges and all finder, brokerage or investment banking fees, charges or commissions, shall be paid by the Company.
(u)The Voya Member shall have the right in connection with a prospective bona-fide transaction with a third party counterparty or counterparties (or in connection with a customary “auction” process or other due diligence investigation or consideration of such prospective transaction by one or more prospective counterparties) or in connection with a prospective Change of Control of Voya to require the Company to cooperate fully with potential acquirors in such prospective transaction by taking all customary and other actions reasonably requested by such holders or such potential acquirors, including making the Company’s properties, books and records, and other assets reasonably available for inspection by such potential acquirors, establishing a physical or electronic data room including materials customarily made available to potential acquirors in connection with such processes and making its officers and employees, reasonably available for presentations, interviews and other diligence activities, in each case subject to reasonable and customary confidentiality provisions. In addition, after reasonable consultation with the Allianz Member, the Voya Member shall be entitled to take all steps reasonably necessary to carry out an auction of the Company, including selecting an investment bank, providing confidential information (pursuant to confidentiality agreements), selecting the winning bidder and negotiating the requisite documentation. The Company shall provide assistance with respect to the actions described in this Section 7.04(j) as reasonably requested.
(v)Upon consummation of the IPO, the provisions of this Section 7.04 shall automatically terminate and be of no further force or effect.
Section 1.08.Call and Put Rights.
(f)Right to Purchase. In the event (x) of a Change of Control of Voya or Allianz or (y) that the Adjusted Company Consideration Percentage (as defined in Annex A to the Combination Agreement) is less than ten percent (10%) and the Allianz Member’s percentage ownership of the Class A Units remains below ten percent (10%) for twelve (12) months following the True-Up Date, the Voya Member shall have the option and right (the “Call Right”), but not the obligation, to cause the Allianz Member to sell all Company Units held by the Allianz Member to the Voya Member or its designee in accordance with this Section 7.05.
(g)Call Right Procedures; Purchase Price. If the Voya Member, acting in its sole discretion, desires to exercise the Call Right, it shall deliver to the Allianz Member a written notice of its election (the “Call Exercise Notice”) not later than thirty (30) days following (x) the consummation of such Change of Control or (y) the first (1st) anniversary of the True-Up Date, in the case of an exercise of the Call Right pursuant to clause (y) of Section 7.05(a) (such thirty (30)-day period, the “Call Exercise Period”), which Call Exercise Notice shall include the Voya Member’s calculation of the Call Purchase Price.
(h)Call Closing.
(i)The closing of the purchase pursuant to the Call Right (the “Call Closing”) shall take place no later than ninety (90) days after delivery of the Call Exercise Notice; provided, however, that such ninety (90) day period shall be extended by the time necessary to complete the process of calculating the Fair Market Value of the

Company Units held by the Allianz Member and obtain any required approvals of any third parties or governmental authorities under any applicable laws using good faith efforts. The Voya Member shall give the Allianz Member at least five (5) days’ written notice of the date of closing (the “Call Closing Date”).
(ii)At the Call Closing, the Allianz Member shall represent and warrant to the Voya Member that (1) it has full right, title, and interest in and to all of the Company Units held by the Allianz Member, (2) it has all the necessary power and authority and has taken all necessary action to sell such Company Units as contemplated by this Section 7.05, and (3) such Company Units are free and clear of any and all liens, pledges, security interests, options, rights of first offer, encumbrances, or other restrictions or limitations of any nature whatsoever, subject to customary exceptions, other than those arising as a result of or under the terms of this Agreement, provided that the Allianz Member shall not be required to make any representations or warranties regarding the Company and shall not be subject to any indemnification obligations in respect of representations and warranties regarding the Company.
(iii)The Voya Member or its designee shall pay the Call Purchase Price to the Allianz Member either (1) by wire transfer of immediately available funds or (2) in the form of the consideration provided to the shareholders of Voya in connection with such Change of Control (if applicable).
(iv)The Allianz Member shall take all actions as may be reasonably necessary to consummate the sale contemplated by the Call Right, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate to consummate the sale.
(w)Put Right. In the event that the Voya Member does not exercise the Call Right prior to the expiration of the Call Exercise Period with respect to a Change of Control of the Voya Member, and solely in the event that the proposed acquiror in such Change of Control of the Voya Member is a Restricted Competitor, the Allianz Member shall have the option and right (the “Put Right”), but not the obligation, to cause the Voya Member or its designee to purchase all Company Units held by the Allianz Member for Fair Market Value (the “Put Purchase Price”) in accordance with this Section 7.05.
(x)Put Right Procedures. If the Allianz Member is entitled to, and desires to, exercise the Put Right, it shall deliver to the Voya Member a written notice of its election (the “Put Exercise Notice”) not later than thirty (30) Days following the expiration of the Call Exercise Period.
(y)Put Closing.
(v)The closing of the purchase pursuant to the Put Right (the “Put Closing”) shall take place no later than ninety (90) days after delivery of the Put Exercise Notice; provided, however, that such ninety (90) day period shall be extended by the time necessary to complete the process of calculating the Fair Market Value of the Company Units held by the Allianz Member and to obtain any required approvals of any third parties or governmental authorities under any applicable laws (the “Put Closing Date”).
(vi)At the Put Closing, the Allianz Member shall represent and warrant to the Voya Member or its designee that (1) it has full right, title, and interest in and to all of the Company Units held by the Allianz Member, (2) it has all the necessary power and authority and has taken all necessary action to sell such Company Units as contemplated by this Section 7.05, and (3) such Company Units are free and clear of any and all liens, pledges, security interests, options, rights of first offer, encumbrances, or other restrictions or limitations of any nature whatsoever, subject to customary exceptions and, other than those arising as a result of or under the terms of this Agreement, provided that the Allianz Member shall not be required to make any representations or warranties regarding the Company and shall not be subject to any indemnification obligations in respect of representations and warranties regarding the Company.
(vii)The Voya Member or its designee shall pay the Put Purchase Price to the Allianz Member either (1) by wire transfer of immediately available funds or (2) in the form of the consideration provided to the shareholders of Voya in connection with such Change of Control.
(viii)The Allianz Member shall take all actions as may be reasonably necessary to consummate the sale contemplated by the Put Right, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate to consummate the sale.
(a)For purposes of this Section 7.05 and in order to secure the performance of the Allianz Member’s obligations under this Section 7.05, the Allianz Member hereby irrevocably appoints the Voya Member as its attorney-in-fact and proxy of the Allianz Member (with full power of substitution) to vote, provide a written consent or take any other action with respect to its Company Units as described in this paragraph if, and only in the event that, the Allianz Member fails to transfer or take any other actions with respect to its Company Units in accordance with the terms of this Section 7.05 within two (2) Business Days of a request for such action. Upon such failure, the Voya Member shall have and is hereby irrevocably granted a proxy to vote or provide a written consent with respect to the Allianz Member’s Company Units for the purposes of taking the actions required by this Section 7.05. The Allianz Member intends this proxy to be, and it shall be, irrevocable and coupled with an interest, and the Allianz Member shall take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy.
(b)If the Allianz Member fails to Transfer its Company Units to be sold pursuant to a Call Right or Put Right as set forth in this Section 7.05, the Voya Member or its designee may, at its option, in addition to all other remedies available to it, deposit the purchase price (including any promissory note constituting all or any portion thereof) for such Company Units with the Escrow Agent, and thereupon all of the Allianz Member’s rights in and to such Company Units shall terminate. Thereafter, upon delivery to the Voya Member or its designee by the Allianz Member of appropriate documentation evidencing the Transfer of such Company Units pursuant to the Call Right or Put Right, as applicable, the Voya Member shall instruct the Escrow Agent to deliver the purchase price (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to the Company).
(c)Distribution Agreements. For the avoidance of doubt, any determination as to whether (i) the Call Right has been exercised for purposes of Section 8.2(a) or Section 8.2(b) of either of the Core Distribution Agreement or the Cross Distribution Agreement, (ii) the acquiror in a Change of Control of Voya or a Tag-Along Transfer by the Voya Member or any of its Affiliates is a Restricted Competitor for purposes of Section 8.2(b) or Section 8.2(c) of the Core Distribution Agreement or Section 8.2(b) of the Cross Distribution Agreement, (iii) a Tag-Along Transfer shall have occurred where the Voya Member or any of its Affiliates is a selling party for purposes of Section 8.2(c) of the Cross Distribution Agreement or (iv) a Transfer (other than to any Permitted Transferee) shall have occurred where either of the Allianz Member or the Voya Member or any of their Affiliates is the selling party for purposes of Section 8.2(c) or Section 8.2(d) of the Cross Distribution Agreement, shall be determined solely in accordance with the terms of this Agreement, and, notwithstanding anything to the contrary in the Core

Distribution Agreement or the Cross Distribution Agreement, each Member shall not, and shall not permit any of its Affiliates to, terminate the Core Distribution Agreement or the Cross Distribution Agreement pursuant to any of the foregoing sections of the Core Distribution Agreement or the Cross Distribution Agreement except to the extent the applicable determination has been validly made in accordance with the terms of this Agreement.
(d)Upon consummation of the IPO, the provisions of this Section 7.05 shall automatically terminate and be of no further force or effect.
Section 1.09.Rights and Obligations of Transferees. Any Transferee of Company Units (including Permitted Transferees of any Member) shall be required, at the time of and as a condition to such Transfer, to become a party to this Agreement by executing and delivering such documents as may be necessary, in the reasonable opinion of the Board, to make such Person a party hereto, whereupon such Transferee will be treated as a Member for all purposes of this Agreement; provided that, following the IPO or a Change of Control of Voya, no Transferee of Company Units or equity securities of the Registering Entity, as the case may be, shall be required to become a party to this Agreement or to any shareholders agreement entered into pursuant or Section 13.04 if such Transferee acquired such Company Units or equity securities in a Public Sale. Notwithstanding the preceding sentence, but subject to the last sentence of Section 7.01(d), unless approved by the Board, no Transferee (other than a Permitted Transferee) shall acquire any of the rights provided in Article V hereof by reason of any Transfer. A Transferee of Company Units that complies with the provisions of this Section 7.06 shall be admitted by the Company as a Member hereunder so long as such Transfer was effected in compliance with the terms of this Agreement, including this Article VII.
Section 1.010.Mergers; Conversions. Subject to the provisions of this Agreement, in the event that any transaction in compliance with Section 7.04 is structured as a merger with, or consolidation or conversion into, another limited liability company (organized under the laws of Delaware or any other state), a limited partnership (organized under the laws of Delaware or any other state), a corporation (organized under the laws of Delaware or any other state) or other business entity (as defined in 18-209(a) of the Act), regardless of whether the Company is the survivor of such merger, consolidation or conversion, such transaction shall not require any act, vote or approval of the holders of any other class of Company Units or class of equity securities, other than an approval of holders of a majority of the Class A Units held by Class A Members entitled to vote pursuant to Section 3.06. Notwithstanding anything herein to the contrary, the Board shall be permitted to amend this Agreement and to take any other action that is deems necessary, desirable or appropriate to give effect to such a merger, consolidation or conversion approved in accordance with this Section 7.07.
Section 1.011.Appraisal Rights. No Member or holder of Company Units shall have any appraisal, dissenter or other similar rights with respect to any Company Units in connection with any merger, consolidation or business combination transaction, and except as otherwise determined by the Board, no Member or holder of Company Units shall be entitled to any appraisal, dissenter or other similar rights whatsoever with respect to any Company Units.
Section 1.012.Specific Performance. Each Member acknowledges that it shall be inadequate or impossible, or both, to measure in money the damage to the Company or the Members, if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by this Article VII, that every such restriction and obligation is material, and that in the event of any such failure, the Company or the Members may not have an adequate remedy at law or in damages. Therefore, each Member consents to the issuance of an injunction or the enforcement of other equitable remedies against such Member at the suit of an aggrieved party without the posting of any bond or other security, to compel specific performance of all of the terms of this Article VII and to prevent any Transfer of Company Units in contravention of any terms of this Article VII and waives any defenses thereto, including the defenses of: (a) failure of consideration; (b) breach of any other provision of this Agreement; and (c) availability of relief in monetary damages.
Article VIII

COMPANY EXPENSES, BOOKS AND RECORDS, TAX MATTERS
Section 1.013.Fees and Expenses. Notwithstanding anything herein to the contrary, the Company shall pay all of its current expenses, including administrative expenses and fees, before any distributions may be made to the Members.
Section 1.014.Fiscal Year. Unless otherwise determined by the Board, the “Fiscal Year” of the Company shall be the taxable year of the Company, which shall end as of December 31.
Section 1.015.Records. The books and records of the Company and Voya IM shall be available for inspection by the Members at the principal office and place of business of the Company.
Section 1.016.Financial Statements and Reports. Until the consummation of the IPO, the Company shall (x) provide to each Information Member such information as required to satisfy the reporting obligations of such Information Member under law or regulation applicable to such Member as an entity or as part of controlled group of entities or under the governing documents of such Information Member and such other information as may reasonably be requested by such Information Member or as is otherwise required by law and (y) comply with, and will cause any of its Subsidiaries to comply with, the following provisions:
(i)Annual Statements. The Company shall deliver to each Member holding at least ten percent (10%) of the outstanding units of a particular class (“Information Members”) and to the Allianz Member within one hundred and eighty (180) days after the close of each Fiscal Year, an audited consolidated balance sheet and audited consolidated statements of operations, shareholder’s equity and cash flows with respect to the Company and its Subsidiaries as of the end of and for such year prepared in accordance with GAAP.
(j)Quarterly Statements. Within seventy five (75) days after the close of each fiscal quarter of the Company, the Company shall deliver to each Information Member and to the Allianz Member unaudited consolidated balance sheet and unaudited consolidated statements of operations, shareholder’s equity and cash flows with respect to the Company and its Subsidiaries as of the end of and for such quarter.
(k)Planning. In line with the Company’s and Voya IM’s business planning cycle, but not later than the fifth (5th) Business Day of November of each year, the Company shall deliver, or cause Voya IM to deliver, to each Information Member that so requests copies of the three (3)-year financial forecasts for the Company and its Subsidiaries presented by management of the Company or Voya IM to the Board or such other financial forecasts, in each case to the extent actually prepared by the Company or Voya IM, for use in reporting and planning by the ultimate parent company of the Company, in order to allow the requesting Member to assess the fair market value of such Member’s Company Units and to accommodate such Member’s financial planning process. In the event that the Company ceases to have a parent company that is listed on a national securities exchange, then the Company shall, in line with the Company’s and Voya IM’s business planning cycle but not later than the fifth (5th) Business Day of November of each year, deliver to each Information Member that so requests copies of the three (3)-year financial forecasts for the Company and its Subsidiaries.

(l)Other Information Rights. The Company shall deliver to each Information Member, but only to the extent that such information is otherwise prepared by the Company or its Subsidiaries in the ordinary course:
(i)reasonably requested information to enable each Information Member to assess the performance and regulatory compliance of the Company or Voya IM, including information and reports in relation to the business performance, business plan or regulatory compliance of the Company or Voya IM;
(ii)on a quarterly basis, a summary of any payments or allocations between the Company and its Subsidiaries, on the one hand, and any of its Affiliates, on the other hand;
(iii)copies of new offering documents, marketing materials and other similar materials provided to clients (and investors therein) of the Company or its Subsidiaries, to the extent reasonably requested by the Information Member and not unduly burdensome to the Company;
(iv)notice following the Company’s or any of its Subsidiaries’ entry into of any material joint venture or partnership agreement; and
(v)notice following the Company’s or any of its Subsidiaries’ entry into any material agreement pursuant to which the Company or its Subsidiaries engage a third party, other than an Affiliate of the Company, to provide investment management or investment advisory services to the funds managed by the Company or its Subsidiaries.
Section 1.01.Tax Matters.
(a)Partnership Representative. Subject to the provisions of this Section 8.05, the Board shall oversee the accounting, tax and record keeping matters of the Company. The Voya Member shall serve as the Partnership Representative and appoint, or revoke the appointment of, the Designated Individual. The Partnership Representative and the Designated Individual (as relevant) shall have and exercise any authority permitted the Partnership Representative or the Designated Individual, as applicable, under the relevant Partnership Audit Rules; take whatever steps the Partnership Representative, in its reasonable discretion, deems necessary or desirable to perfect such designation and exercise such authority, including filing any forms and documents with the IRS or any other tax authority; and take such other action as may from time to time be required or authorized under applicable law. Each Member agrees to reasonably cooperate with the Partnership Representative and the Designated Individual, as relevant, and to do or refrain from doing any or all things reasonably requested by the Partnership Representative or the Designated Individual, as relevant, with respect to the conduct of such proceedings. At the reasonable request of the Partnership Representative or the Designated Individual, as relevant, a Member shall provide such information, pay such amounts, and take into account such adjustments as are required to utilize the alternative “pull-in” procedure, in accordance with Section 6225(c)(2)(B) of the Code relating thereto to modify an imputed underpayment. The Partnership Representative and the Designated Individual, as relevant, will have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any tax authority. Upon becoming aware of an examination of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, the Partnership Representative or the Designated Individual, as relevant, shall promptly inform the Members. The Partnership Representative or the Designated Individual, as relevant, shall keep the Members reasonably informed with respect to any such examination or proceeding. Notwithstanding any other provision of this Agreement, each Member shall indemnify the

Company for any deficiency for taxes imposed on any such Member (including penalties, additions to tax or interest imposed with respect to such taxes), or imposed on the Company in respect of any such Member, and shall pay any such taxes (including penalties, additions to tax or interest imposed with respect to such taxes). The foregoing indemnification obligation shall survive any Transfer of any such Member’s Company Units or the dissolution, winding up or termination of the Company. The Company shall reimburse the Partnership Representative or the Designated Individual, as relevant, for any and all reasonable expenses (including legal and accounting fees) incurred by the Partnership Representative or the Designated Individual, as relevant, in connection with the fulfillment of its duties under this Section 8.05. Notwithstanding anything to the contrary in this Agreement, none of the Company, the Partnership Representative or the Designated Individual shall settle any tax audit or other proceeding to the extent directly related to the tax treatment of the Transferred Assets, if such action is not required by applicable law and would disproportionately and adversely affect the Allianz Member in any material respect solely with respect to Allianz Member’s Company Units, unless (i) the Allianz Member consents to such action in writing (such consent not to be unreasonably withheld, conditioned or delayed) or (ii) no alternative action exists that would not disproportionately and adversely affect the Voya Member in any material respect or that would be materially more tax-efficient taking into account the impact on the Allianz Member and the Voya Member. Notwithstanding anything to the contrary in this Section 8.05, subject to applicable law, the Allianz Member shall have the right to control any tax audit or other proceeding (or any portion thereof) that relates solely to the tax treatment of the Contribution of the Transferred Assets (as such terms are defined in the Combination Agreement), provided that (i) the Allianz Member shall keep the Voya Member reasonably informed of the status of such tax audit or other proceeding, (ii) the Voya Member shall be entitled to meaningfully participate in such tax audit or other proceeding and (iii) the Allianz Member shall not settle, compromise or abandon any such tax audit or other proceeding without obtaining prior written consent of the Voya Member (not to be unreasonably withheld).
(b)Designated Tax Representative. The notice party indicated for each Member in Section 12.02 shall be designated as a representative to make any decisions on behalf of such Member (and each Former Member with respect to partnership taxable years in which the Former Member was a Member of the Company), with respect to taxes, that the Member or Former Member is entitled to make pursuant to this Agreement, unless such Member or Former Member designates a different representative and promptly informs the Partnership Representative of such modification. Any decision communicated to the Company in writing by such designee shall be binding upon the relevant Member or Former Member.
(c)Tax Information. Each Member (and each Former Member to the extent applicable) agrees to cooperate and provide information to the Company, and the Company agrees to reasonably cooperate and provide information to each such Member, that is necessary or useful in connection with conducting or resolving any audit of the Company or such Member, as applicable, and satisfying any tax liabilities resulting therefrom; provided, for the avoidance of doubt, that no Member shall be required to provide the Company with the Member’s tax returns pursuant to this Agreement.
(d)Preparation of Tax Returns. The Board (or its designee) shall prepare and file or cause to be prepared and filed all tax returns and statements, if any, required to be filed by the Company with any governmental authority having jurisdiction over the assessment, determination, collection, administration or imposition of any tax. The Board (or its designee) shall use commercially reasonable efforts to prepare and deliver or cause to be prepared and delivered to each Member within one hundred and eighty (180) days after the end of the taxable year of the Company an IRS Schedule K-1 (or any successor schedule or form); provided, that, notwithstanding the foregoing, if requested by a Member, the Company shall use commercially reasonable efforts to provide its estimated K-1 information to such Member no later than ninety

(90) days after the end of such taxable year, it being understood such estimated information is subject to change based on the final Schedule K-1 made available by the Company.
Article IX

EXCULPATION AND INDEMNIFICATION
Section 1.017.Exculpation; Fiduciary Duties. (a) Subject to applicable law, no Member (in its capacity as such) or any of its Affiliates, or any current or former partner, manager, member, shareholder, employee, director, officer, management company, incorporator, successor or agent of such Person or any Manager or officer of the Company (including for the avoidance of doubt, the Partnership Representative and Designated Individual) (each, an “Indemnified Person”) shall be liable, in damages or otherwise, to the Company, the Members or any of their Affiliates or successors or assigns for any act or omission performed or omitted by any of them in good faith that relates to the Company or any of its Subsidiaries (including any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including legal counsel as to matters of law, accountants as to matters of accounting, tax advisors as to tax matters, including tax returns, taking tax positions and handling tax controversies and other interaction with governmental entities or authorities with respect to taxes, or investment bankers or appraisers as to matters of valuation), other than (i) liability of a Member for breach of this Agreement by such Member, (ii) liability of a Member or its applicable Affiliates pursuant to and in accordance with the terms of the Combination Agreement or any Ancillary Agreement (as defined in the Combination Agreement) or (iii) by reason of acts or omissions related to the Company attributable to such Indemnified Person’s fraud, reckless disregard of duty, bad faith or criminal act. To the maximum extent permitted by law, the Person bringing a claim against any Indemnified Person shall bear the burden of establishing a prima facie case that an Indemnified Person is not entitled to the benefit of the exculpation provisions set forth in this Section 9.01.
(a)To the fullest extent permitted by law, and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, none of the Voya Member, the Allianz Member or any Manager, in each case, acting in such Person’s capacity as a Member or Manager (including in performing any duties or obligations assigned to such Member or Manager pursuant to this Agreement), as applicable, shall (i) have any fiduciary or other duties to the Company or any Member other than the duty to comply with the applicable terms and provisions of this Agreement or (ii) be obligated to do or perform any act or thing in connection with the Company and its Subsidiaries not expressly set forth in this Agreement or any other agreement to which such Person is a party. Without limiting the foregoing, the provisions of this Agreement, to the extent that they restrict the duties and liabilities of any Member, Indemnified Person or any Manager otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Persons, to the maximum extent permitted by applicable law.
(b)This Section 9.01 shall not (a) limit any Person’s obligation to comply with the express terms of this Agreement or any other agreement to which such Person is a party or (b) eliminate the implied contractual covenant of good faith and fair dealing.
Section 1.018.Indemnification and Expense Advancement.
(m)Subject to the limitations and conditions provided in this Agreement, each Indemnified Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative, arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding relating to or arising out of the investment or other activities of the Company, or activities undertaken in connection with the Company, or otherwise relating to or arising out of this Agreement., shall be indemnified by the Company to the fullest extent permitted by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including reasonable attorneys’ fees) actually incurred by such Person in connection with such Proceeding (all such amounts and expenses referred to in this Section 9.02(a) referred to collectively as “Damages”); provided, that the actions or omissions on which such Proceeding or threatened Proceeding are based were reasonably believed by such Indemnified Person to be within the scope of the authority conferred upon such Indemnified Person by the Board or this Agreement, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such Person’s conduct was unlawful; and provided, further, that, no Person shall be indemnified for Damages actually incurred by such Person that are attributable to: (a) such Person’s fraud, reckless disregard of duty, bad faith or criminal act; or (b) such Person’s breach of this Agreement or any other agreement in favor of the Company to which such Person is a party. The rights granted pursuant to this Article IX shall be deemed contract rights and shall vest immediately upon commencement of such Person’s status as an Indemnified Person hereunder, and no amendment, modification or repeal of this Article IX shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article IX could involve indemnification for negligence or under theories of strict liability. Notwithstanding the foregoing, a Person who is an Indemnified Person by reason of having been a partner, manager, member, shareholder, employee, director, officer, management company, incorporator, successor or agent of any Member or any of its Affiliates or any Manager or officer of the Company (excluding the Partnership Representative and Designated Individual) will be eligible for indemnification pursuant to this Section 9.02 only for Proceedings relating to or arising out of transactions that took place during the time such Indemnified Person was a partner, manager, member, shareholder, employee, director, officer, management company, incorporator, successor or agent of any Member or any of its Affiliates or any Manager or officer of the Company (excluding the Partnership Representative and Designated Individual).
(n)Reasonable expenses incurred by an Indemnified Person who was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Company in advance of the final disposition of the Proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company; provided that, except as otherwise determined by the Board, no expenses shall be paid by the Company pursuant to this Section 9.02(b) in advance of the final disposition of a Proceeding if the party initiating the Proceeding is the Company, any of its Subsidiaries or any of their respective security holders acting by or in the right of the Company or any of its Subsidiaries.
(o)The Company, by adoption of a resolution of the Board, may indemnify and advance expenses to an employee or agent of the Company who are not or were not Indemnified Persons hereunder but who are or were serving the Company or its Subsidiaries or another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary against any liability asserted against such Person and incurred by such Person in such a capacity or arising out of his status as such a Person to the same extent that it may indemnify and advance expenses to Indemnified Persons hereunder under this Article IX.

(p)Notwithstanding any other provision of this Article IX, the Company shall pay or reimburse reasonable out-of-pocket expenses incurred by a Manager or officer in connection with his or her appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.
(q)The Company and the Members agree that each of the Indemnified Persons are express third party beneficiaries of this Article IX, able to enforce this Article IX according to its terms as if such Person were a party hereto.
(r)Notwithstanding anything to the contrary, the Company shall have no obligation to indemnify or advance expenses to the Allianz Member or any of its Affiliates for any liabilities for which any such Person is obligated to indemnify any Company Indemnitees (as defined in the Combination Agreement) pursuant to the Combination Agreement.
Section 1.019.Exclusivity. The remedies provided for in this Article IX are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person.
Article X

DISSOLUTION, LIQUIDATION AND TERMINATION
Section 1.020.Events Causing Dissolution. (a) The Company shall be dissolved and its affairs shall be wound up upon the first of the following to occur:
(i)a determination by the Board, in accordance with, and subject to any limitations in, Section 4.08, to dissolve the Company; or
(ii)any dissolution required by operation of law.
(a)Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs, and all of the Company’s assets have been distributed as provided in Section 10.03 and in the Act.
(b)Notwithstanding any other provision of this Agreement, the bankruptcy of a Member shall not cause such Member to cease to be a Member of the Company and despite the occurrence of such an event, the business of the Company shall continue without dissolution.
(c)Notwithstanding any other provision of this Agreement, each Member waives any right it might have under the Act or otherwise to (i) agree in writing to dissolve the Company upon such Member’s bankruptcy, or upon the occurrence of an event that causes such Member to cease to be a Member of the Company, and (ii) apply for judicial dissolution of the Company.
Section 1.01.Cancellation of Certificate. Upon the dissolution and completion of the winding up of the Company and the termination of this Agreement, the Certificate of Formation shall be canceled in accordance with the provisions of Section 18-203 of the Act and the Members shall be promptly notified of such dissolution.
Section 1.02.Distributions on Liquidation or a Sale of the Company. Upon dissolution of the Company, as expeditiously as is reasonable, the liabilities of the Company shall be paid and distributions shall be made in the following manner and order:

(d)to creditors, including the Members who are creditors and Members who have not yet received the distributions determined by the Board to be payable to such Members pursuant to Section 4.01, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or by establishment or reserves); and
(e)thereafter, to the Members, in accordance with Section 4.01.
Section 1.01.Accounting on Liquidation. Upon liquidation, a proper accounting shall be made by the Company’s accountants of the Company’s assets, liabilities and results of operations through the last day of the month in which the Company is terminated.
Section 1.02.Return of Members’ Capital Contribution. A Member shall look solely to the Company’s assets for the return of such Member’s Capital Contribution. If the assets remaining after payment or discharge of all debts and liabilities of the Company are insufficient to return such Member’s Capital Contribution, the Member shall have no recourse against any other Member except to the extent of any required Capital Contribution of any other Member which has not been paid when due.
Section 1.03.Termination. (a) At such time (the “Termination Date”) as all of the Company’s assets have been distributed as provided for in Section 10.03, the Company and this Agreement shall terminate.
(f)Upon the termination of this Agreement, no party shall have any liability or obligation to any other party hereunder; provided that (i) the termination of this Agreement shall not relieve a party from liability for any breach of this Agreement on or prior to the Termination Date, and (ii) Article IX, Article X, Section 12.01, Section 12.03, Sections 12.05 through 12.07 and Sections 12.12 through 12.17 shall survive termination of this Agreement in accordance with their terms.
Article XI

REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 1.021.Representations and Warranties of the Members. Each Member represented and warranted to each other Member and to the Company that as of the date such Member became a Member of the Company:
(a)To the extent such Member was not a natural person, such Member (i) had all necessary power and authority to enter into this Agreement, as applicable, and to carry out its obligations hereunder and (ii) was duly organized and validly existing under the laws of the jurisdiction of its formation or organization, and the execution of this Agreement, as applicable, and the consummation of the transactions contemplated herein or therein, had been authorized by all necessary corporate or other action, and no other act or proceeding, corporate or otherwise, on its part was necessary to authorize the execution of this Agreement, as applicable, or the consummation of any of the transactions contemplated hereby. To the extent such Member was a natural person, such Member is sui juris and had full legal capacity and authority to enter into this Agreement and carry out its obligations hereunder. This Agreement was duly and validly executed by such Member and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b)To the extent such Member was not a natural person, the execution and delivery by such Member of this Agreement and the performance of its obligations hereunder did not, do not and will not conflict with, or result in the breach of any provision of the organizational documents of such Member. The execution and delivery by such Member of this Agreement and the performance of its obligations hereunder did not, do not and will not (i) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination, cancellation or modification or any additional payment obligation, under the terms of any material contract, agreement or permit to which such Member is a party or by which such Member’s assets or operations are bound or affected or (ii) violate, in any material respect, any law, principle of common law, rule, regulation, judgment, injunction, order, code, constitution, ordinance, statute, treaty or decree of any governmental entity or order, in each case, applicable to such Member, the Company or any of its Subsidiaries.
(c)Other than any consents or permits that have already been obtained, no consent, waiver, approval, filing, authorization, exemption, registration, license, notification, permit or declaration was or is required to be made or obtained by such Member in connection with the execution, delivery or performance of this Agreement, excluding, for the avoidance of doubt, any transactions contemplated herein solely as a result of one or more amendments to this Agreement following the date hereof.
(d)(i)     Such Member’s interest in the Company was intended to be and was acquired solely for such Member’s own account for the purpose of investment and not with a view to any sale or other disposition of all or any part thereof, (ii) such Member’s knowledge and experience in financial and business matters are such that the Member is capable of evaluating the risks of making a Capital Contribution, and (iii) such Member’s determination to acquire the Company Units and, if applicable, make Capital Contributions was, and in each case will be, made by such Member independent of and without reliance upon any other Member or Person other than such Member’s legal counsel and financial, accounting, regulatory and tax advisors, if any, and independent of any statements or opinions as to the advisability of such acquisition or Capital Contribution or as to the properties, business, prospects or condition (financial or otherwise) of any Person in which the Company may invest which may have been made or given by any such other Person.
(e)(i)     The Member understands that the offering and sale of the Company Units are intended to be exempt from registration under the Securities Act and applicable U.S. state securities laws (A) in the case of “U.S. persons” (as defined in Rule 902(k) of Regulation S of the Securities Act), in reliance on the private placement exemption from registration provided in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder or any other applicable exemption from the Securities Act and exemptions under applicable U.S. state securities laws, and (B) in the case of persons that are not U.S. persons (each, a “Non-U.S. Person”), in reliance on Regulation S promulgated under the Securities Act and exemptions under the applicable laws of the non-U.S. jurisdiction in which the Company Units are being offered and sold. The Member is aware that the Company Units cannot be sold or otherwise disposed of unless they are registered under the Securities Act and applicable U.S. state securities laws or unless an exemption from such registration is available, and that the Company has no present intention of so registering such interests under the Securities Act, and that accordingly such Member was and is able and was and is prepared to bear the economic risk of making a Capital Contribution and to suffer a complete loss of investment. The Member further agrees that it shall not engage in any Transfer of the Company Units it acquires in any manner that would require the registration of the Company Units under the Securities Act or under the laws of any non-U.S. jurisdictions.

(i)With respect to each Class A Member, either the Member or each beneficial owner of such Member was and is (A) an Accredited Investor; or (B) if the Member was not or is not an Accredited Investor, Member either (1) alone or with his purchaser representative(s) had and has such knowledge and experience in financial and business matters that he was and is capable of evaluating the merits and risks of such investment or (2) was and is a Non-U.S. Person.
(ii)If the Member is a Non-U.S. Person, the Member has not been solicited to purchase and has not and shall not acquire its Company, directly or indirectly, while present in the United States.
(iii)If the Member is a Non-U.S. Person, the Member shall notify the Board promptly after it ceases to be a Non-U.S. Person.
(iv)Each Member (A) directly or indirectly, acquired the Company Units in compliance with all applicable laws, rules, regulations and other legal requirements including, without limitation, the legal requirements of jurisdictions in which such Member was or is a resident and in which such acquisition was consummated, and (B) consulted with legal counsel and financial, accounting, regulatory and tax advisors, as necessary, to ensure it was eligible to, directly or indirectly, acquire all or any part of the Company Units.
(a)The Member (i) directly or indirectly, acquired the Company Units in compliance with all applicable laws, rules, regulations and other legal requirements including, without limitation, the legal requirements of jurisdictions in which the Member was resident and in which such acquisition was consummated, (ii) has and had such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company Units; and (iii) consulted with legal counsel and financial, accounting, regulatory and tax advisors, as necessary, to ensure it was eligible to, directly or indirectly, acquire all or any part of the Company Units.
(b)The Member has no need for liquidity in this investment, has the ability to bear the economic risk of this investment, and at the present time and in the foreseeable future can afford a complete loss of this investment.
(c)The Member agrees to deliver to the Company such information as to certain matters under the Securities Act, the Exchange Act and the Investment Company Act as the Company may reasonably request in order to ensure compliance with such acts and the availability of any exemptions thereunder (which, for the avoidance of doubt, shall not entitle the Company to require that any such Member take any action or omit to take any action on the basis of such information or determination of compliance or exemption).
(d)The Member was given the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of, and other matters pertaining to, its investment in the Company and had access to all such financial and other information concerning the Company as it had considered necessary to make a decision to invest in the Company and availed itself of this opportunity to the full extent desired.
(e)The Member acknowledges that neither the Company nor any Affiliate thereof has rendered any investment advice or securities valuation advice to the Member, and that the Member neither subscribed for nor acquired any interest in the Company in reliance upon, or with the expectation of, any such advice.

(f)No representations or warranties have been made to the Member with respect to the investment in the Company Units or the Company other than the representations set forth herein, and the Member has not relied upon any representation or warranty not provided herein in making its investment in the Company.
(g)None of the funds that the Member used or will use to fund its Capital Contributions are assets of an employee benefit plan as defined in Section 3(3) of ERISA, subject to Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, or an entity whose underlying assets include “plan assets” under the ERISA or the Code.
(h)The Member understands that the Company intends to be classified as a partnership for U.S. federal tax purposes and not as a publicly traded partnership, and accordingly such Member agrees that it will not Transfer any interest in the Company if it would cause the Company to become a “publicly traded partnership” as such term is defined in Section 7704(b) of the Code and the Treasury Regulations thereunder.
(i)The Member agrees to cooperate with the Company, including providing the Company with all relevant information and execute and deliver such representations, warranties and other documents that may be reasonably requested to comply with applicable law and/or regulation (including the Partnership Audit Rules and Tax Withholding Rules), including any requirement that is a precondition to relief or exemption from any withholding taxes, assessments or other governmental charges, to which the Company may be subject, to verify the representations and warranties made herein or otherwise in connection with the Member’s investment in the Company (including as may be necessary or desirable in connection with the making, management or disposition of an investment (including to make all necessary filings or in connection with the informational submissions of the Company and/or its respective subsidiaries in order for such persons to obtain all necessary consents from governmental authorities as, and to the extent, reasonably necessary to consummate any investment) or otherwise in connection with the operation of the Company), and agrees to hold harmless and indemnify the Company against any loss arising as a result of a failure to process the subscription if such information that has been required by the Company has not been provided by the Member in a timely manner.
Section 1.022.Representations and Warranties of the Company. The Company hereby represents and warrants to each Member that on the date hereof:
(a)The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.
(b)The Company has all necessary power and authority under the Certificate, this Agreement and the Act to execute this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Members and the other parties thereto, constitutes, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

(c)The execution and delivery of this Agreement by the Company do not and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate or any equivalent organizational documents of any of its Subsidiaries, (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination, cancellation or modification or any additional payment obligation, under the terms of any material contract, agreement or permit to which such Member is a party or by which such Member’s assets or operations are bound or affected, or (iii) violate, in any material respect, any law, principle of common law, rule, regulation, judgment, injunction, order, code, constitution, ordinance, statute, treaty or decree of any governmental entity or order, in each case, applicable to the Company or by which any property or asset of the Company is bound or affected.
(d)The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, order, permit, or authorization from, or registration, notification or filing with, any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority, or any other third party.
(e)The capitalization of the Company is as set forth in this Agreement. Except as contemplated hereby, (i) there are no outstanding subscriptions, options, “phantom” equity or other equity equivalent instruments, warrants, agreements, arrangements or commitments of any kind for or relating to the issuance, or sale of, or outstanding securities convertible into or exchangeable or exercisable for, any Company Units or other partnership interests or other equity interests of the Company, (ii) all of the outstanding partnership interests of the Company will have been duly and validly authorized and issued and will have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws and not subject to any preemptive rights, (iii) there are no preemptive rights, rights of first refusal, put or call rights or obligations, tag-along rights, drag-along rights, anti-dilution rights or other similar rights with respect to the issuance, sale, redemption or transfer of the Company’s partnership interests or other equity securities of the Company, (iv) there are no rights to have the Company’s partnership interests registered for sale to the public in connection with the laws of any jurisdiction; or (v) there are no agreements, documents or instruments relating to the voting of the Company’s voting securities or restrictions on the transfer of the Company’s partnership interests.
Section 1.023.Entitlement of the Company and the Members to Rely on Representations and Warranties. The representations and warranties contained in Section 11.01 may be relied upon by the Company, and by the Members, in connection with the entering into of this Agreement. Without limiting the foregoing, each Member agrees to give the Company prompt written notice in the event that any representation of such Member contained in Section 11.01 ceases to be true at any time following the date hereof, and the Company agrees to give each Member prompt written notice in the event that any representation of the Company contained in Section 11.02 ceases to be true at any time following the date hereof.
Section 1.024.Covenants of the Company. Subject to exceptions as may be determined by the Board in its sole discretion, and notwithstanding any provision of this Agreement to the contrary the Company shall not, and each Member acknowledges and agrees that the Company will not, disclose the information contained in Schedule A or Schedule B to any Member other than Voya and Allianz, provided that the Company may provide upon request (i) each Member’s name and address as set forth on Schedule A and (ii) information relating exclusively to the requesting Member.

Article XII

MISCELLANEOUS
Section 1.025.Freedom to Pursue Opportunities. The Company and the Members expressly acknowledge and agree that (a) none of the Members nor any of their respective Affiliates or representatives shall have any duty to communicate or present an investment or business opportunity to the Company in which the Company may have an interest or expectancy (a “Corporate Opportunity”), and (b) none of the Members nor any of their respective Affiliates or representatives (even if such Person is also an officer or Manager of the Company) shall be deemed to have breached any fiduciary or other duty or obligation to the Company by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Company. The Company expressly renounces any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Company.
Section 1.026.Notices. In the event a notice or other document is required to be sent hereunder to the Company, the Board or to any Member, such notice or other document shall be in writing and shall be considered given and received, in all respects when personally delivered, or when sent by express or courier service or United States registered or certified mail, return receipt requested and postage and other fees prepaid, or by electronic mail, on the day such notice or document is personally delivered or delivered by electronic mail or on the third (3rd) Business Day following the day on which such notice or other document is deposited in the mail or delivered to any such commercial delivery service as aforesaid. Any notice and document shall be addressed to the party entitled to receive such notice or other document at the addresses shown on Schedule A hereto or at such other address as any such party shall request in a written notice sent to the Company. The Company or any Member or their respective legal representatives may effect a change of address for purposes of this Agreement by giving written notice of such change to the Company, and the Company shall, upon the request of any party hereto, notify such party of such change in the manner provided herein. Until such notice of change of address is properly given, the addresses set forth herein shall be effective for all purposes.
Section 1.027.Publicity and Confidentiality.
(a)Each Member agrees that such Member shall keep confidential, and shall not disclose to any third Person or use for its own benefit, without prior approval of the Board, any non-public information with respect to the Company or its Subsidiaries (including any Person in which the Company holds, or contemplates acquiring, an investment) that has been disclosed to such Member by or on behalf of the Company or its Subsidiaries, provided, that such Member may disclose any such information (i) as has become generally available to the public, was or has come into such Person’s possession on a non-confidential basis, without a breach of any confidentiality obligations by the Person disclosing such information, or has been independently developed by such Person, without use of the non-public information, (ii) to its Affiliates and its and their respective directors, officers, representatives, agents and employees and professional advisers who need to know such information and agree to keep it confidential on terms consistent with this Section 12.03, (iii) to the extent necessary in order to comply with any law, order, regulation or ruling applicable to such Member or its Affiliates, or to a regulatory agency with applicable jurisdiction and (iv) as may be required in response to any summons or subpoena or in connection with any litigation or arbitration, it being agreed that, unless such information has been generally available to the public, if such information is being requested pursuant to a summons or subpoena or a discovery request in connection with a litigation, then (x) the Member shall give the Company notice of such request and shall cooperate with the

Company at the Company’s request so that the Company may, in its discretion, seek a protective order or other appropriate remedy, if available, at the Company’s expense and (y) in the event that such protective order is not obtained (or sought by the Company after notice), such Member (A) shall furnish only that portion of the information which, in accordance with the advice of counsel, is legally required to be furnished and (B) will exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such information.
(b)The Company agrees that it shall keep confidential, and shall not disclose to any third Person or use for its own benefit any non-public information with respect to any Member or its Affiliates that has been disclosed to the Company by or on behalf of such Member or its Affiliates without prior approval of such Member, provided, that the Company may disclose any such information (i) as has become generally available to the public, was or has come into such Person’s possession on a non-confidential basis, without a breach of any confidentiality obligations by the Person disclosing such information, or has been independently developed by such Person, without use of the non-public information, (ii) to its Affiliates and its and their respective directors, officers, representatives, agents and employees and professional advisers who need to know such information and agree to keep it confidential on terms consistent with this Section 12.03, (iii) to the extent necessary in order to comply with any law, order, regulation or ruling applicable to the Company or its Affiliates, or to a regulatory agency with applicable jurisdiction and (iv) as may be required in response to any summons or subpoena or in connection with any litigation or arbitration, it being agreed that, unless such information has been generally available to the public, if such information is being requested pursuant to a summons or subpoena or a discovery request in connection with a litigation, then (x) the Company shall give such Member notice of such request and shall cooperate with such Member at the Member’s request so that the Member may, in its discretion, seek a protective order or other appropriate remedy, if available, at the Member’s expense and (y) in the event that such protective order is not obtained (or sought by the Member after notice), the Company (a) shall furnish only that portion of the information which, in accordance with the advice of counsel, is legally required to be furnished and (b) will exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such information.
Section 1.028.Amendments. Except as provided in Section 2.02(c), Section 3.01(c), Section 3.03(a), Section 3.03(b), Section 3.04, Section 3.05, Section 5.04 and Section 7.01(e), the terms and provisions of this Agreement may be modified or amended at any time and from time to time only by approval of the Board; provided that, in addition to such approval, (a) any amendment that would alter, or result in the alteration of, the limited liability of the Members shall not be effective without the consent of the Members whose limited liability would be altered; (b) any amendment that would have a disproportionate and materially adverse effect on the rights, privileges or preferences of (i) any Member with respect to the Class A Units held by such Member relative to other Members with respect to the Class A Units held by such other Members shall require the consent of the Members holding a majority of Class A Units so adversely affected or (ii) any class of Company Units relative to any other class of Company Units shall require the consent of the Members holding a majority of Company Units of the class or classes of Company Units so adversely affected (if multiple classes of Company Units would be so adversely affected, consent of the Members holding a majority of the Company Units of all such classes, voting together as a single class shall be required); and (c) any amendment to Section 7.01, Section 7.02, Section 7.03, Section 7.04, Section 7.05, Article IV, Section 5.04 and Section 12.18 that is material and adverse to the Allianz Member, shall require the consent of the Allianz Member. All Members shall receive notice of any amendment to this Agreement (other than amendments to the Schedules as permitted by this Agreement).
Section 1.029.Governing Law; Jurisdiction. This Agreement and any dispute arising out of, relating to or in connection with this Agreement, shall be construed (both as to validity and performance), interpreted and enforced in accordance with the laws of the State of

Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction. This Agreement shall be construed in accordance with Section 18-1101 of the Act. Any action against any party relating to the foregoing shall be brought exclusively in the Court of Chancery of the State of Delaware located in Wilmington, Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state court located in Wilmington, Delaware or the United States District Court for the District of Delaware) and appellate courts thereof. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action. Each party agrees that service of summons and complaint or any other process that might be served in any action may be made on such party by sending or delivering a copy of the process to the party to be served by registered mail, return receipt requested, at the address of the party provided for the giving of notices in Section 12.02. Nothing in this Section 12.05, however, shall affect the right of any party to serve legal process in any other manner permitted by law.
Section 1.030.Waiver of Jury Trial. THE MEMBERS ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE THE MEMBERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT SUCH MEMBER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH MEMBER CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH MEMBER UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH MEMBER MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH MEMBER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.06.
Section 1.031.Entire Agreement. This Agreement embodies the entire agreement and understanding of the Members and supersedes all prior agreements and understandings between the Members with respect to the subject matter hereof.
Section 1.032.Other Instruments and Acts. The Members agree to execute any other instruments and perform any other acts that are or may be necessary to effectuate this Agreement and carry on the Company contemplated by this Agreement, as determined in good faith by the Board.
Section 1.033.Waivers. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is made expressly in writing and executed and delivered by the party against whom such waiver is claimed. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.
Section 1.10.Successors and Assigns. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns, whether so expressed or not.
Section 1.11.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement, unless the severance of such provision could be in opposition to the parties’ intent with respect to such provision or the economic or legal substance of the transactions contemplated hereby would be affected in any manner materially adverse to any party hereto, in which case the parties will negotiate revisions to this Agreement to preserve as nearly as possible or nearly as practicable the economic or legal substance of such invalid, illegal or unenforceable provision.
Section 1.12.Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that the Company determines to be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
Section 1.13.Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile, .pdf and other electronic signatures to this Agreement shall have the same effect as original signatures.
Section 1.14.Third Party Beneficiaries. Except as contemplated by Section 8.05, Article X, Section 12.01, Section 12.04 and Section 12.15, this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto, and it does not create or establish any third party beneficiary hereto.
Section 1.15.No Third Party Liability. This Agreement may only be enforced against the parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto; and no past, present or future controlling persons, management companies, portfolio companies, director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action (whether in contract, tort equity or other use) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).
Section 1.16.Binding Effect. Except as otherwise provided in this Agreement to the contrary, this Agreement shall be binding upon and inure to the benefit of the Members, their distributees, heirs, legal representatives, executors, administrators, successors and permitted assigns.
Section 1.17.Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and, if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law..
Section 1.18.Company Subsidiaries. The Company shall cause its Subsidiaries to comply with the terms of this Agreement, to the extent applicable to its Subsidiaries. The Company shall cause the ownership interests in Voya IM to be one hundred percent (100%) owned by the Company at all times. The Company shall not own Subsidiaries other than Voya IM and its Subsidiaries and shall not conduct business other than through Voya IM or its Subsidiaries. This Section 12.18 may be waived by mutual written consent of the Voya Member and the Allianz Member.
Article XIII

INITIAL PUBLIC OFFERING
Section 1.01.Unilateral Initial Public Offering. Notwithstanding anything to the contrary contained in this Agreement, the Voya Member may unilaterally cause the Company to undertake the IPO on or after the third (3rd) anniversary of the Closing Date. The Voya Member shall exercise its rights pursuant to this Section 13.01 by providing a written notice thereof (an “IPO Notice”) to the Company and each other Member. Each Class A Member shall have the option to participate proportionately to such Class A Member’s Class A Units with the Voya Member as a selling equityholder in such IPO. Each Class A Member shall also have the right to purchase, or designate an Affiliate to purchase, a portion of the shares of the Registering Entity at the final price per share set forth in the final prospectus with respect to such IPO, proportionately to such Class A Member’s share of Securities of the Company as determined immediately prior to the consummation of the IPO. In furtherance of the foregoing, the Voya Member shall have the right to provide written notice to the Company prior to the third (3rd) anniversary of the Closing Date of its intention to exercise its rights pursuant to this Section 13.01, in which case, the Company will use its reasonable best efforts to begin preparations such that the IPO can be completed as promptly as reasonably practicable after the third (3rd) anniversary of the Closing Date and receipt of the IPO Notice.
Section 1.02.Registering Entity. Notwithstanding anything to the contrary contained herein, in connection with the IPO and upon the request of the Board or upon the receipt of an IPO Notice pursuant to Section 13.01, each of the Members hereby agrees that it will, at the expense of the Company, (a) take all such actions and execute all such documents as may be required by law, regulations, or an underwriter to effect the IPO and (b) take all such actions and execute all such documents as may be reasonably necessary to cause the Company to convert the Company into a corporation or to contribute its respective Company Units to a newly formed corporation or other entity or cause a Subsidiary of the Company to effect the IPO, or otherwise restructure the ownership of the Company such that a corporation owning the Company or into which the Company is converted effects the IPO (with respect to which, the Company shall in good faith consider using the structure commonly referred to as an umbrella partnership C corporation structure that includes a customary tax receivable agreement) (such transaction, the “IPO Restructuring” and the resulting public company following the IPO, the “Registering Entity”), in each case substantially concurrently with the closing of the IPO; provided that (i) any IPO Restructuring shall, to the extent reasonably practicable, be on a tax-efficient basis for the Voya Member and the Allianz Member, (ii) until immediately prior to the consummation of the IPO, all of the rights of such Members under this Agreement are preserved (either by entering into a shareholders agreement with the Registering Entity, keeping this

Agreement in effect, including corresponding provisions in the Registering Entity’s certificate of incorporation or other organizational documents or otherwise), and (iii) following the IPO, all of the rights of such Members under this Agreement that do not terminate by their terms prior to or concurrent with consummation of the IPO are preserved as nearly as practicable for a publicly traded company (by entering into a new shareholder agreement with the Registering Entity as contemplated by Section 13.04, including corresponding provisions in the Registering Entity’s certificate of incorporation or other organizational documents or otherwise). Any IPO Restructuring shall be structured, to the extent reasonably achievable without compromising competing objectives, to maximize the ability of the Members to aggregate (“tack”) the period during which they hold Company Units together with the period during which they hold shares of capital stock for purposes of the United States securities laws, including Rule 144 under the Securities Act.
Section 1.03.Registration Rights. In connection with an IPO, the Registering Entity shall enter into a customary registration rights agreement with each Member with respect to the registration of the Registering Entity’s securities held by such Member in form and substance reasonably satisfactory to such Member.
Section 1.04.Shareholders Agreement; Certificate of Incorporation. Immediately prior to the consummation of the IPO, each of the Members shall execute a shareholders’ agreement covering the Company Units or, if applicable, any equity securities issued pursuant to Section 13.05, with terms that are (to the extent practicable) substantially equivalent to, mutatis mutandis, the terms of Article I, Section 3.06, Article V, Article XII and other applicable provisions of this Agreement to the extent such provisions do not expire by their terms prior to or concurrently with consummation of the IPO; provided that any equity securities of the Registering Entity received in respect of Class A Units, if any, shall be subject to the same limitations on the transferability set forth in Article VII that apply to Class A Units as of immediately prior to the date of the IPO. The certificate of incorporation of the Registering Entity shall include provisions as substantially equivalent as practicable to Article IX and Section 12.01.
Section 1.05.Company Units. In connection with, and subject to the consummation of the IPO, at the option of the Board, all or any portion of the Company Units may be converted into or redeemed for preferred stock and/or common stock (or other equity securities and/or options at Fair Market Value) of the Registering Entity and other rights that represent a substantially similar economic interest in the Registering Entity, which stock or rights may be subject to certain “lockup” or underwriters’ cutback or similar right to curtail the number of shares to be sold consistent with this Agreement and any registration rights agreement that may be entered into by the Company and the Members. With respect to any converted or redeemed Company Units, such conversion or redemption shall include, as determined by the Board in good faith, distribution of shares of capital stock of the Registering Entity having a value equal to the total proceeds that the Member would have received in accordance with the provisions of Section 4.01 or Article X if the Company were sold for its implied equity value based on the actual offering price of the Registering Entity’s common stock and the number of fully diluted shares after giving effect to the consummation of such IPO. Upon a conversion or redemption of all Company Units pursuant to this Section 13.05, the Board may cause the dissolution of the Company pursuant to Article XI, and each Member hereby consents to such dissolution for all purposes, it being agreed that all Company Units that are so redeemed shall be cancelled upon the redemption thereof, including if any such Company Units do not have or receive any value (including shares of capital stock of the Registering Entity) in connection therewith.
[SIGNATURE PAGES TO FOLLOW]

IN WITNESS HEREOF, the Members have duly executed this Agreement as of the date first above written.

                        COMPANY
VIM HOLDINGS LLC

By:    /s/ Christine Hurtsellers_____________
Name: Christine Hurtsellers
Title: Senior Managing Director

[Signature Page to A&R LLCA of VIM Holdings LLC]

                            VOYA MEMBER
VOYA HOLDINGS INC.

By:    /s/ Michael Smith__________________
Name: Michael Smith
Title: Chief Financial Officer

[Signature Page to A&R LLCA of VIM Holdings LLC]

                            ALLIANZ MEMBER
PFP HOLDINGS, INC.

By:    /s/ Claudia Knox__________________
Name: Claudia Knox
Title: President

By:    /s/ William Kenny_________________
Name: William Kenny
Title: Chief Financial Officer

[Signature Page to A&R LLCA of VIM Holdings LLC]